The information in this prospectus supplement is not complete and may be changed. We cannot sell these securities or accept an offer to buy these securities until this prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-102105
SUBJECT TO COMPLETION DATED JANUARY 13, 2003

Preliminary Prospectus Supplement
(To Prospectus Dated January 13, 2003)

12,000,000 Shares
ONEOK, Inc.
Common Stock

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service to customers in 28 states and we are the largest natural gas distributor in Kansas and Oklahoma and the fifth largest distributor in Texas.

Our common stock is listed and traded on the New York Stock Exchange, or NYSE, under the symbol “OKE.” On January 10, 2003, the last reported sale price of our common stock on the NYSE was $18.63 per share.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 11,000,000 Equity Units (or 12,650,000, if the underwriters exercise in full their over-allotment option). Each Equity Unit will have a stated amount of $25 and will consist of a contract to purchase shares of our common stock and, initially, a senior note due February 16, 2008. Pursuant to the purchase contracts, we will have an obligation to deliver, on or prior to February 16, 2006, a maximum of          shares of our common stock (         shares if the underwriters exercise in full their over-allotment option), subject to anti-dilution adjustments as provided in the purchase contracts. Neither offering is contingent upon the other.

Investing in the common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement to read about various factors you should consider before buying our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to ONEOK	$	$

ONEOK has granted the underwriters a 30-day option to purchase up to 1,800,000 additional shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about January     , 2003.

Joint Book-Running Managers

Banc of America Securities LLC	UBS Warburg	JPMorgan

Wachovia Securities
A.G. Edwards & Sons, Inc.

The date of this prospectus supplement is January     , 2003.

i

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

This prospectus supplement and the accompanying prospectus are directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $1,000,000,000, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus before investing in our common stock.

FORWARD-LOOKING INFORMATION

Some of the statements contained and incorporated in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income for the Texas properties recently acquired from Southern Union Company, a reduction in operating income and a recognition of gains from the sale of some of the assets of our production segment and a reduction in operating income from the sale of some of our midstream natural gas assets; management’s plans and objectives for future operations, including anticipated capital expenditures related to the Texas properties recently acquired from Southern Union and anticipated reductions in capital expenditures related to the sale of some of the assets of our production segment; expectations relating to the repurchase of shares of our Series A convertible preferred stock and related transactions; expectations relating to pending or possible acquisitions and dispositions; expectations as to the dividend level on our common stock; business prospects; outcome of regulatory proceedings; market conditions; and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus supplement or the accompanying prospectus identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•
the effects of changes in governmental policies and regulatory actions, including with respect to accounting policies, income taxes, environmental compliance, authorized rates or recovery of gas costs;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•
the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
actions taken by Westar Energy, Inc., formerly Western Resources, Inc., or its affiliates with respect to its investment in ONEOK, including, without limitation, the effect of a sale of our shares of common stock and preferred stock beneficially owned by Westar Energy;

•
the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 terrorist attacks; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement and our consolidated financial statements and the related notes thereto incorporated by reference herein, before making a decision to invest in our common stock. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Our Company

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, as a result of the completion of our recent acquisition of the Texas assets of Southern Union discussed below, we are now the third largest natural gas distributor in Texas. Our largest markets in Texas are the Austin and El Paso metropolitan areas. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service to customers in 28 states.

The following chart illustrates the principal segments in which we report operations, separated into our regulated and our nonregulated operations.

(1)	Excludes the results of the Texas natural gas distribution business recently acquired from Southern Union discussed below under “—Recent Developments.”
(2)	Includes the results of the production assets to be sold, and midstream natural gas assets recently sold, as discussed below under “—Recent Developments.”
(3)	See “—Recent Developments” below.
(4)	As discussed below under “—Recent Developments,” we have announced the sale of $300 million of assets of our production segment.

Our Strategy

Our business strategy is focused on the maximization of shareholder value by vertically integrating our natural gas business operations from the wellhead to the burner tip. In order to implement this strategy, we plan to:

•	acquire assets that complement and strengthen each other;

•	maximize the earnings potential of existing assets through asset rationalization and consolidation;

•	maintain a strong credit rating and capital structure while continuing our practice of consistent dividend payments;

•	pursue regulatory initiatives that benefit us and our customers; and

•	trade around physical assets and minimize high-risk activities.

The following is a summary of our net revenues and operating income for the nine months ended September 30, 2001 and 2002.

Recent Developments

Repurchase of ONEOK Stock From Westar and Related Transactions. Prior to this offering and our concurrent offering of Equity Units, Westar Industries, Inc., a wholly owned subsidiary of Westar Energy, beneficially owned approximately 44.4% of our common stock after giving effect to the conversion of our Series A convertible preferred stock, all of which is held by Westar Industries. In this prospectus supplement, we refer to Westar Energy and its affiliates, including Westar Industries, collectively as “Westar.” On January 9, 2003, we entered into an agreement with Westar, pursuant to which we agreed to, among other things, make an offering of our common stock and other securities, which obligation we will satisfy by making this offering and our concurrent offering of Equity Units and to use a portion of the net proceeds of the offerings to repurchase up to $250 million of our Series A convertible preferred stock held by Westar. We have also agreed to modify the terms of the remaining shares of our Series A convertible preferred stock by exchanging newly issued shares of our $0.925 Series D non-cumulative convertible preferred stock for all the shares of our Series A convertible preferred stock held by Westar that we do not repurchase. The new Series D convertible preferred stock will be convertible into shares of our common stock on a one-for-one basis, subject to some adjustments, and will be entitled to receive, when and if declared by our board of directors, fixed quarterly cash dividends of $0.23125 per share. The total number of shares of our common stock issuable upon the conversion of all the shares of Series D convertible preferred stock to be issued in the exchange will be equal to the total number of shares of our common stock issuable upon the conversion of all the shares of Series A convertible preferred stock currently outstanding less the total number of shares of our common stock issuable upon the conversion of all of the shares of our Series A convertible preferred stock that we will repurchase.

In addition, we have agreed to register for resale, within 60 days from the date the repurchase and exchange are completed, all of the shares of our common stock held by Westar, as well as all the shares of our Series D convertible preferred stock to be issued to Westar and all the shares of our common stock issuable upon conversion of those shares of our Series D convertible preferred stock. See “Risk Factors—Future sales of our common stock or the perception that those sales might occur may cause our stock price to decline.”

After this offering and our concurrent offering of Equity Units and assuming that we repurchase $250 million of Series A convertible preferred stock in the repurchase and that the exchange is consummated, Westar will beneficially own approximately 31.5% of our common stock after giving effect to the conversion of the Series D convertible preferred stock.

On January 9, 2003, we also entered into a new shareholder agreement and a new registration rights agreement with Westar that, when effective, will replace the current shareholder agreement and the current registration rights agreement with Westar. The new shareholder agreement and the new registration rights agreement will not become effective until both the repurchase and the exchange are completed. Both the repurchase and the exchange are conditioned upon, among other things, Westar receiving the approval of the Kansas Corporation Commission with respect to the repurchase, the exchange and the new shareholder agreement and our completing this offering and our concurrent offering of Equity Units. In addition, concurrently with the completion of the repurchase and the exchange, we will enter into an amended and restated rights agreement, which will amend and restate our current rights agreement in its entirety.

For a more complete description of these transactions with Westar, see the information set forth under the caption “Transactions with Westar.”

Settlement of Southern Union Litigation. On January 3, 2003, we announced that we completed a settlement with Southern Union of all claims arising out of our proposed acquisition of Southwest Gas Corporation. In exchange for the payment of $5 million by ONEOK, Southern Union dismissed with prejudice its claims against us and our current or former executives. The settlement with Southern Union follows our settlement with Southwest Gas in 2002 and settles all claims between or among ONEOK, Southern Union and Southwest Gas related to the proposed acquisition.

Acquisition of Texas Properties of Southern Union. On January 3, 2003, we closed the purchase of all of the Texas assets of Southern Union for a cash purchase price of approximately $420 million, subject to a working capital adjustment to be determined within 90 days of the closing of the transaction. The acquisition was funded through a combination of cash on hand and the proceeds of the sale of some of our midstream natural gas assets described below, as well as borrowings under our bank credit facility and issuances of commercial paper. The acquisition makes ONEOK the fifth largest gas distributor in the U.S. with over 1.9 million customers in Oklahoma, Kansas and Texas. The assets acquired consist of the third largest gas distribution business in Texas, with operations that serve approximately 535,000 customers, over 90 percent of which are residential. We anticipate that annual capital expenditures related to the Texas assets for the next few years will be approximately $17 million, although capital expenditures may be somewhat higher for the first full year of operations. Operating income for the Texas properties acquired for the 12 months ended June 30, 2002 was approximately $41.2 million, of which approximately 95% was related to the Texas distribution operations. We estimate that 2003 operating income for the Texas assets will be approximately $40 million. Depreciation in 2003 related to the Texas assets is expected to be approximately $16 million.

Sale of Midstream Natural Gas Assets. On December 13, 2002, we closed the sale of some of our midstream natural gas assets for a cash purchase price of approximately $92.5 million to an affiliate of Mustang Fuel Corporation, a private, independent oil and gas company. We anticipate that our operating income for 2003 will be reduced by approximately $9.5 million as a result of this sale. The assets that were sold are located in North Central Oklahoma and include three processing plants and related gathering systems and our interest in a fourth processing plant. The sale of these assets is part of our strategy to dispose of assets that are not considered core assets for our future.

Sale of Production Assets. On November 25, 2002, we announced that we had entered into an agreement to sell some of the natural gas and oil producing properties of our production segment to an affiliate of Chesapeake Energy Corporation for a cash purchase price of approximately $300 million, subject to adjustment, with the closing anticipated to occur early in 2003. We decided to sell these assets in the light of favorable market conditions. After giving effect to the sale of those production assets, we will have 72.2 Bcfe of reserves and total production of 10.0 Bcfe per year. We anticipate that the proceeds of the sale will be used for the repayment of debt and for general corporate purposes and will generate a pre-tax gain of approximately $75 million as of the November 30, 2002 effective date, subject to adjustment for operating income and capital expenditures from that date until closing, which adjustments are expected to reduce our pre-tax gain to approximately $67 million.

Common Stock Dividend Increase. On November 21, 2002, our board of directors approved an increase in the quarterly dividend on ONEOK common stock to $0.17 per share to be applicable to the quarterly dividend to be declared in January 2003. The new dividend rate represents an increase of approximately 9.7% from the quarterly dividend of $0.155 per share paid in the fourth quarter of 2002.

ONEOK was organized in May 1997 and acquired the gas business of Westar in November 1997. We are the successor to a company founded in 1906 as Oklahoma Natural Gas Company. Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, telephone (918) 588-7000.

The information above concerning us is only a summary and does not purport to be comprehensive. For additional information concerning ONEOK, you should refer to the information under the caption “Our Company” on page S-17 of this prospectus supplement and to the information described under the caption “Where You Can Find More Information” on page 2 of the accompanying prospectus.

Summary Consolidated Financial Data

We derived the summary consolidated statements of income data for the years ended December 31, 2001 and 2000 and the year ended August 31, 1999 from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors, except as set forth in the footnotes to the table below. We derived the summary consolidated statement of income data for the nine months ended September 30, 2002 and 2001 and the summary consolidated balance sheet data as of September 30, 2002 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information shown.

You should read the summary consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Nine months ended September 30,			Years ended December 31,			Year ended August 31,
	2002		2001	2001		2000	1999
(In millions, except per share data and ratios)	(unaudited)
Consolidated Statements of Income Data:
Operating revenues, excluding energy trading revenues (1)	$1,361.9		$1,414.3	$1,896.6		$1,984.0	$1,017.1
Energy trading revenues, net (1)	186.8		93.5	101.8		63.6	31.9
Cost of gas (1)	761.0		793.2	1,089.6		1,250.5	423.5

Net revenues	787.7		714.6	908.8		797.1	625.5

Operating expenses:
Operations and maintenance	315.8		283.5	394.4		266.5	240.4
Depreciation, depletion and amortization	129.9		114.1	157.3		143.4	129.7
General taxes	45.5		46.3	61.9		53.3	39.7

Total operating expenses	491.2		443.9	613.6		463.2	409.8

Operating income	296.5		270.7	295.2		333.9	215.7

Other income (loss), net	(2.6)		2.0	0.9		18.5	10.5
Interest expense	83.0		108.5	140.1		118.6	52.8
Income taxes	82.2		54.8	52.2		90.3	67.0

Income before cumulative effect of a change in accounting principle	128.7		109.4	103.8		143.5	106.4
Cumulative effect of a change in accounting principle, net of tax	—		(2.2)	(2.2)		2.1	—

Net income	128.7		107.2	101.6		145.6	106.4
Preferred stock dividends	27.8		27.8	37.1		37.1	37.3

Income available for common stock	$100.9		$79.4	$64.5		$108.5	$69.1

Earnings per share of common stock:
Basic	$1.07		$0.90	$0.85		$1.23	$0.86

Diluted	$1.06		$0.90	$0.85		$1.23	$0.86

Other Consolidated Financial Data:
Ratio of earnings to fixed charges (2)	3.35x	(3)	2.38x	2.01x	(4)	2.88x	4.06x

Ratio of earnings to combined fixed charges and preferred stock dividends requirements (5)	2.23x	(6)	1.70x	1.43x	(7)	1.93x	1.93x

(Continued on Next Page)

	September 30, 2002
	Actual	Supplemental (8)	As Adjusted (9)
(In millions)	(unaudited)
Consolidated Balance Sheet Data (at period end):
Net working capital (deficit)	$(175.1)	$	$
Property, plant and equipment, net	3,327.0
Total assets	5,693.8
Long-term debt, less current maturities (10)	1,515.1
Total shareholders’ equity (11)	1,345.5

(1)
During the third quarter of 2002, we adopted the applicable provisions of Emerging Issues Task Force Issue No. 02-3, “Recognition and Reporting Gains and Losses on Energy Trading Contracts under EITF Issue No. 98-10, ‘Accounting for Contracts Involved in Energy Trading and Risk Management Activities,’ and No. 00-17, ‘Measuring the Fair Value of Energy-Related Contracts in Applying Issue No. 98-10’” (“EITF No. 02-3”). EITF No. 02-3 provides that all mark-to-market gains and losses on energy trading contracts should be presented on a net basis (energy contract sales less energy contract costs) in the income statement without regard to the settlement provisions of the contract. Prior to the third quarter of 2002, our financial statements presented energy trading revenues and costs on a gross basis. The financial results of all of our energy trading contracts have been restated to reflect the adoption of EITF No. 02-3 for all periods presented. All amounts presented, including the amounts for the years ended December 31, 2001 and 2000 and the year ended August 31, 1999, are unaudited. Energy trading revenues include revenues from natural gas, reservation fees, crude oil, natural gas liquids and basis. Basis is the natural gas price differential that exists between two trading locations relative to the Henry Hub price.

(2)
For purposes of computing the ratios of earnings to fixed charges, “earnings” consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs.

(3)
Our pro forma ratio of earnings to fixed charges for the nine months ended September 30, 2002 on (a) a supplemental basis to give effect to the issuance of the common stock offered hereby and the application of the net proceeds therefrom, including the repurchase of $125 million of Series A convertible convertible preferred stock held by Westar, would have been                  x and (b) an as adjusted basis to give effect to the issuance of the common stock offered hereby and the completion of our concurrent offering of 11,000,000 Equity Units (assuming no exercise of the over-allotment option to purchase additional Equity Units) and the application of the net proceeds therefrom, including the repurchase of $250 million of Series A convertible preferred stock held by Westar, would have been                 x.

(4)
Our pro forma ratio of earnings to fixed charges for the year ended December 31, 2002 on (a) a supplemental basis to give effect to the issuance of the common stock offered hereby and the application of the net proceeds therefrom, including the repurchase of $125 million of Series A convertible preferred stock held by Westar, would have been                 x and (b) an as adjusted basis to give effect to the issuance of the common stock offered hereby and the completion of our concurrent offering of 11,000,000 Equity Units (assuming no exercise of the over-allotment option to purchase additional Equity Units) and the application of the net proceeds therefrom, including the repurchase of $250 million of Series A convertible preferred stock held by Westar, would have been                 x.

(5)
For purposes of computing the ratios of earnings to combined fixed charges and preferred stock dividend requirements, “earnings” consists of income before cumulative effect of a change in accounting principles plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs. “Preferred dividend requirements” consist of the pre-tax preferred dividend requirements.

6)
Our pro forma ratio of earnings to combined fixed charges and preferred stock dividends requirements for the nine months ended September 30, 2002 on (a) a supplemental basis to give effect to the issuance of the common stock offered hereby and the application of the net proceeds therefrom, including the repurchase of $125 million of Series A convertible preferred stock held by Westar, would have been                 x and (b) an as adjusted basis to give effect to the issuance of the common stock offered hereby and the completion of our concurrent offering of 11,000,000 additional Equity Units (assuming no exercise of the over-allotment option to purchase Equity Units) and the application of the net proceeds therefrom, including the repurchase of $250 million of Series A convertible preferred stock held by Westar, would have been                 x.

(7)
Our pro forma ratio of earnings to combined fixed charges and preferred stock dividends requirements for the year ended December 31, 2001 on (a) a supplemental basis to give effect to the issuance of the common stock offered hereby and the application of the net proceeds therefrom, including the repurchase of $125 million of Series A convertible preferred stock held by Westar, would have been                 x and (b) an as adjusted basis to give effect to the issuance of the common stock offered hereby and the completion of our concurrent offering of 11,000,000 Equity Units (assuming no exercise of the over-allotment option to purchase additional Equity Units) and the application of the net proceeds therefrom, including the repurchase of $250 million of Series A convertible preferred stock held by Westar, would have been                 x.

(8)
Reflects our balance sheet data as of September 30, 2002 on a supplemental basis to give effect to the issuance of the common stock offered hereby and the application of the net proceeds therefrom, including the repurchase of $125 million of Series A convertible preferred stock held by Westar, as if the issuance of common stock had occurred on September 30, 2002.

(9)
Reflects our balance sheet data as of September 30, 2002 on an adjusted basis to give effect to the issuance of the common stock offered hereby and the completion of our concurrent offering of 11,000,000 Equity Units (assuming no exercise of the over-allotment option to purchase additional Equity Units) and the application of the net proceeds therefrom, including the repurchase of $250 million of Series A convertible preferred stock held by Westar, as if the issuances of common stock and Equity Units had occurred on September 30, 2002.

(10)	Includes impact of hedge accounting for interest rate swaps, which increases long-term debt, less current maturities, by approximately $82 million.
(11)
Actual “Total shareholders’ equity” includes 19,946,448 outstanding shares of Series A convertible preferred stock held by Westar. “Total shareholders’ equity” on a supplemental basis and an as adjusted basis gives effect to the repurchase of $125 million and $250 million, respectively, of shares of our Series A convertible preferred stock from Westar.

The Offering

Issuer	ONEOK, Inc.

Common stock offered	12,000,000 shares

Common stock to be outstanding after this offering	72,466,787 shares (1)

NYSE symbol	OKE

Common stock price range (January 1, 2002 through January 10, 2003)	$18.22–$20.20

Dividend policy
We recently announced an increase in the quarterly dividend to our common shareholders to $0.17 per share from $0.155 per share, effective when declared in the first quarter of 2003. Based on the increased dividend level, the indicated annual dividend on our common stock is $0.68 per share of common stock. We expect to maintain that dividend level; however, the payment of dividends will be determined from time to time by our board of directors.

Use of proceeds
We estimate that the net proceeds from the sale of common stock in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $         million, or $         million if the underwriters exercise their over-allotment option in full to purchase additional shares of common stock. We anticipate using the net proceeds from this offering, together with an estimated $         million of net proceeds from the concurrent offering of our Equity Units, or $         million if the underwriters in that offering exercise their over-allotment option in full to purchase additional Equity Units, to repurchase up to $250 million of our Series A convertible preferred stock from Westar and to repay short-term debt.

Risk Factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)
The number of shares shown to be outstanding after the offering is based on the number of shares of our common stock outstanding as of November 30, 2002, and does not include shares reserved for issuance upon the exercise of options granted or available under our stock option and other compensation plans. As of November 30, 2002, we had outstanding options to purchase 3,076,691 shares of our common stock with a weighted average exercise price of $18.60 per share.

The number of shares shown to be outstanding after the offering also excludes the 19,946,448 shares of our Series A convertible preferred stock outstanding as of November 30, 2002 that is beneficially owned by Westar, some of which we expect to repurchase from Westar as described under the caption “Transactions with Westar.”

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Our common stock includes associated rights to purchase preferred stock pursuant to our rights agreement. Each right entitles its registered holder to purchase from or exchange with us preferred or common stock pursuant to the terms of the rights agreement. You should read this prospectus supplement and the accompanying prospectus, which provide more detail about the rights, before investing in our common stock.

RISK FACTORS

Investing in the common stock involves risks, including the risks described below that are not specific to the common stock and those that could affect us and our business. You should not purchase common stock unless you understand these investment risks. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any common stock, you should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Forward-Looking Information.”

Our nonregulated businesses are riskier than our traditional regulated businesses.

Our nonregulated operations have a higher level of risk than our regulated operations, which include our traditional utility and gas transportation and storage businesses. Our operating income from our nonregulated operations has increased significantly due to acquisitions and expansion of our nonregulated businesses, and represented 65% and 63% of our total operating income for the nine months ended September 30, 2002 and 2001, respectively, and 62% and 52% of our total operating income for the years ended December 31, 2001 and 2000, respectively. We expect to continue investing in nonregulated projects, including natural gas marketing, gas production, gas processing and trading and other projects. These projects could involve risks associated with operational factors such as competition and dependence on certain suppliers and customers, and financial, economic and political factors, such as rapid and significant changes in prices of hydrocarbons and energy, the cost and availability of capital and counterparty risk, including the inability of a trading counterparty, customer or supplier to fulfill a contractual obligation.

Our regulated and nonregulated businesses are subject to market and credit risks.

We are exposed to market and credit risks in all of our operations. To minimize the risk of market price and volume fluctuations, we enter into financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, natural gas liquids and electricity. However, financial derivative instrument contracts do not eliminate the risks. Specifically, such risks include commodity price changes, market supply shortages, interest rate changes and counterparty default. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

Any reduction in our credit ratings could materially and adversely affect our business, financial condition, liquidity and results of operations.

Our senior unsecured debt has been assigned a rating by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., which we refer to as “S&P,” of “A” (stable outlook) and by Moody’s Investors Service, Inc., which we refer to as “Moody’s,” of “Baa1” (negative watch). We will seek to maintain a solid investment grade rating through prudent capital management and financing structures. However, we cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. In particular, if S&P or Moody’s were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would adversely affect our financial results, and our potential pool of investors and funding sources could decrease. Further, if our short-term ratings were to fall below A-1 or P-2, the current ratings assigned by S&P and Moody’s, respectively, it could significantly limit our access to the commercial paper market. Any such downgrade of our long- or short-term ratings could increase our cost of capital and reduce the availability of capital and, thus, have a material adverse effect on our business, financial condition, liquidity and results of operations. Ratings from credit agencies are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating.

We may not be able to successfully make additional strategic acquisitions or integrate businesses we acquire into our operations.

Our ability to successfully make strategic acquisitions and investments will depend on: (1) the extent to which acquisitions and investment opportunities become available; (2) our success in bidding for the opportunities that do become available; (3) regulatory approval, if required, of the acquisitions on favorable terms; and (4) our access to capital and the terms upon which we obtain capital. If we are unable to make strategic investments and acquisitions we may be unable to grow. Our ability to successfully integrate acquired businesses into our operations will depend on: (1) the adequacy of our implementation plans; and (2) our ability to achieve desired operating efficiencies. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

We are subject to risks associated with recent events affecting capital markets and changes in business climate which could limit our access to capital, thereby increasing our costs and adversely affecting our results of operations.

We have grown rapidly in the last several years as a result of acquisitions, both in regulated and nonregulated businesses. Further acquisitions may require additional external capital. The September 11, 2001 attack on the United States and the ongoing war against terrorism by the United States have resulted in greater uncertainty in the financial markets. In addition, the availability and cost of capital for our business and those of our competitors has been adversely affected by the bankruptcy of Enron Corporation and disclosures by Enron and other energy companies of their trading practices involving energy products. These events have constrained and are expected to continue to constrain the capital available to our industry and could limit our access to funding for our operations. If we are not able to access capital at competitive rates, our strategy of enhancing the earnings potential of our existing assets, including through acquisitions of complementary assets or businesses, will be adversely affected. A number of other factors could adversely affect our ability to access capital, including (1) general economic conditions; (2) capital market conditions; (3) market prices for gas and other hydrocarbons; (4) the overall health of the energy and related industries; (5) our ability to maintain our investment-grade credit ratings; and (6) our capital structure. Much of our business is capital intensive, and achievement of our long-term growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition and future results of operations could be significantly harmed.

We are subject to comprehensive energy regulation by governmental agencies and the recovery of our costs is dependent on regulatory action.

We are subject to comprehensive regulation by several federal, state and municipal utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility regulatory authorities in Kansas, Oklahoma and Texas regulate many aspects of our utility operations, including customer service and the rates that we can charge customers. Federal, state and local agencies also have jurisdiction over many of our other activities, including regulation by the Federal Energy Regulatory Commission of our storage and interstate pipeline assets. The profitability of our regulated operations is dependent on our ability to pass costs related to providing energy and other commodities through to our customers. The current regulatory environment applicable to our regulated businesses could impair our ability to recover costs historically absorbed by our customers.

In this regard, we recorded a $34.6 million charge against earnings in the fourth quarter of 2001 as a result of the Oklahoma Corporation Commission’s issuance of an order denying our Oklahoma Natural Gas utility division the right to collect $34.6 million in gas procurement costs incurred during the 2000-2001 winter season. A joint stipulation approved by the Oklahoma Corporation Commission on May 16, 2002 allowed the recovery of $14.2 million in gas costs written off in the fourth quarter of 2001. In addition, our Kansas Gas Service utility division’s rate moratorium expired in November 2002. Kansas Gas Service expects to file a rate case during the first quarter of 2003. As with any regulatory proceeding, the rate increase request may or may not be granted in total and subjects Kansas Gas Service to what could be a rate reduction. Moreover, if Kansas Gas Service is not granted recovery of various regulatory assets in the rate case, some of the assets may no longer meet the criteria for deferred recognition. As a result, a write-off of regulatory assets may be required, which could have an adverse impact on our financial condition and results of operations.

We are unable to predict the impact on our operating results from the future regulatory activities of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our business, financial condition and results of operations.

We are subject to the impact of recently issued accounting pronouncements, which could have a material impact on our financial condition and results of operations.

In October 2002, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) rescinded EITF Issue No. 98-10, “Accounting for Energy Trading and Risk Management Activities.” As a result, our energy-related contracts that are not accounted for pursuant to FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” will no longer be carried at fair value, but rather will be accounted for as executory contracts and accounted for on an accrual basis. As a result of the rescission of EITF 98-10, the EITF also stated that energy-trading inventories carried under storage agreements should no longer be carried at fair value, but should be carried at the lower of cost or market.

The rescission of EITF 98-10 is effective for all existing energy trading contracts and inventory as of October 25, 2002 and will be applied to financial statements for periods beginning after December 15, 2002. In addition, the rescission of EITF 98-10 applies immediately to contracts entered into on or after October 25, 2002. Changes to our accounting for existing contracts as a result of the rescission of EITF 98-10 will be reported as a cumulative effect of a change in accounting principle on January 1, 2003. We have not yet determined the impact on our financial statements of the rescission of EITF 98-10. The impact on our financial statements as a result of this change will be non-cash. The impact of adopting the rescission of EITF 98-10 will be included in our March 31, 2003 financial statements and could have a material impact on our financial condition and results of operations.

Increased competition could have a significant adverse financial impact on us.

Although there are no major distributors marketing natural gas sales service in our service area, marketing firms do arrange direct purchase contracts between large users in our service area and producers outside our area, taking advantage of the open-access status of the pipeline systems that we use to transport natural gas to our customers. In addition, we may face competition from natural gas distribution operations that may enter the market in the future. Our ability to compete also depends upon general market conditions, which may change. Demand for natural gas is primarily a function of customer usage rates, weather, production volumes, economic conditions, competing distribution operations, prices for competing products and price for service.

Furthermore, retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. The total impact of restructuring may have a significant financial impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. Although we believe that the prices our utility operations charge for gas and the quality and reliability of their service currently place them in a position to compete effectively in the energy market, there can be no assurances that this will be true in the future.

The impact of these variables in conjunction with regulatory constraints on the components of our capital structure could also result in our inability to access capital funding sources adequate to finance our capital expenditure and nonregulated investment plan.

Recent events that are beyond our control have increased the level of public and regulatory scrutiny of our industry. Governmental and market reactions to these events may have negative effects on our business, financial condition and access to capital.

As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, recently discovered accounting irregularities at public companies in general and energy companies in particular and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility business have been under a generally increased amount of public and regulatory scrutiny and suspicion. In this regard, on January 9, 2003, we received a subpoena from the U.S. Commodity Futures Trading Commission (“CFTC”) requesting information regarding electricity and natural gas trading by ONEOK and information provided by ONEOK to energy industry publications. We intend to respond to the subpoena completely and to fully cooperate with the CFTC.

In addition, recently discovered accounting irregularities at public companies in general have caused regulators and legislators to review current accounting practices, financial disclosures and companies’ relationships with their independent auditors. The capital markets and ratings agencies also have increased their level of scrutiny. We believe that we are complying with all applicable laws and accounting standards, but it is difficult or impossible to predict or control what effect these types of events may have on our business, financial condition or access to the capital markets.

In the light of these events, Congress passed the Sarbanes-Oxley Act of 2002. It is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or our operations specifically. Any new accounting standards could affect the way we are required to record revenues, expenses, assets and liabilities. These changes in accounting standards could have a negative effect on reported earnings or increase liabilities that could, in turn, adversely affect our reported results of operations.

We do not fully hedge against price changes in commodities. This could result in increased costs, thereby resulting in lower margins and adversely affecting our results of operations.

We enter into contracts to purchase and sell natural gas. We attempt to manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we cannot always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility or our hedges are not effective, our results of operations and financial position may be diminished.

We are subject to environmental regulations that could be difficult and costly to comply with.

We are subject to a number of environmental laws and regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous substances. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us. If an accidental leak or spill of hazardous materials occurs from our lines or facilities or in the process of transporting natural gas, we may have to pay a significant amount to clean up the leak or spill. The resulting costs and liabilities could negatively affect our level of cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at our facilities. We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial condition and results of operations.

Westar owns a significant percentage of our stock and may have interests that differ from those of our other shareholders.

Upon completion of this offering, Westar will beneficially own approximately 6.5% of our outstanding common stock. Westar also beneficially owns 19,946,448 shares of our Series A convertible preferred stock, which is convertible at Westar’s option, subject to the terms of our shareholder agreement, into an additional 39,892,896 shares of our common stock. Upon completion of this offering, Westar’s total beneficial ownership of ONEOK stock will represent approximately 39.7% of our common stock assuming conversion of all outstanding shares of our Series A convertible preferred stock into our common stock. Our current shareholder agreement with Westar generally restricts Westar from exercising these conversion rights so long as the Public Utility Holding Company Act of 1935 is in effect and continues to restrict Westar from owning 10% or more of our outstanding common stock. However, by its terms, any shares of our Series A convertible preferred stock that are transferred by Westar will automatically convert into shares of our common stock upon such transfer.

Our current shareholder agreement with Westar also generally restricts Westar from acquiring additional shares of ONEOK equity securities and contains a “standstill” agreement, under which Westar has agreed to refrain from taking various actions that might lead to a change in control or other significant corporate transactions involving ONEOK. Westar is, however, entitled, through open market purchases or the conversion of shares of Series A convertible preferred stock, to acquire additional equity securities so long as its beneficial ownership does not exceed ownership of 9.9% of our outstanding common stock and 45% of our common stock after giving effect to the conversion of the Series A convertible preferred stock.

Under the current shareholder agreement, Westar has the right to dispose of, without restriction, shares of our common stock representing less than 5% of the outstanding shares of common stock provided that the transfer is not to any person or group who is, prior to giving effect to that transfer, a beneficial owner of 5% or more of our outstanding common stock. In order to dispose of 5% or more of our outstanding shares of common stock, the shareholder agreement requires that Westar notify us of its intent to dispose of those shares. We then have a period ending on the later of 90 days after the date of Westar’s notice to us and 30 days after the receipt of all necessary regulatory approvals, provided that the period shall in no event exceed 180 days, to effect the purchase of all, but not less than all, of the shares specified in the notice. If we do not elect to purchase the shares specified in Westar’s notice to us, Westar would have 16 months from the date of the notice to dispose of those shares.

On May 30, 2002, Westar notified us of its intention to sell all of the shares it owns of ONEOK common and preferred stock. Under the current shareholder agreement, we had until August 28, 2002 to elect to purchase all of the Westar stake for an aggregate purchase price of approximately $971 million, based upon the trading price of our common stock at that time. On August 22, 2002, we announced that we had elected not to exercise our right to repurchase Westar’s stake in ONEOK. Accordingly, under the current shareholder agreement, Westar had until September 30, 2003 to complete a sale of its ONEOK stake without regard to the provisions of the shareholder agreement that limit Westar’s ability to dispose of shares representing more than 5% of our outstanding shares of common stock. On August 29, 2002, Westar announced its intention to sell the ONEOK common and preferred stock owned by Westar. Westar said that it planned to sell outright, or sell an option to purchase, all or a portion of the ONEOK stock it owns in privately negotiated transactions or sales into the public market. Westar also announced that it had retained an investment banking firm to advise it with respect to this matter. However, pursuant to our recent agreement with Westar, Westar has agreed that it will not engage in any transactions involving our securities, other than the repurchase, for a period beginning on January 9, 2003 and ending on the later of (1) February 28, 2003 and (2) (a) 90 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is less than $200,000,000, or (b) 180 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is equal to or greater than $200,000,000. If we do not complete the offering by February 28, 2003, then the lock-up will expire as of that date. However, if the repurchase and exchange are completed, Westar will not be able to make any sales of our stock following the expiration of that lock-up period, other than in compliance with the new shareholder agreement.

The new shareholder agreement will become effective upon completion of the repurchase and exchange and the current shareholder agreement will terminate. Under the terms of the new shareholder agreement, Westar will be prohibited from acquiring any of our securities whatsoever, other than as a result of a stock split or similar transaction, and will no longer be able to make sales of shares representing 5% or more of our outstanding common stock, other than in limited circumstances, including an underwritten public offering.

For a more complete description of Westar’s current rights with respect to stock ownership and corporate governance matters, see the information set forth under the caption “Description of Capital Stock—Preferred Stock,” “—Shareholder Agreement” and “—Registration Rights Agreement” in the accompanying prospectus. Our corporate governance documents and our current agreements with Westar, including the current shareholder agreement, are also filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

For a more complete description of Westar’s rights with respect to stock ownership and corporate governance matters if we complete the repurchase and the exchange, see the information set forth in this prospectus supplement under the caption “Transactions with Westar.” The corporate governance documents and the other agreements with Westar that will become effective upon the completion of the repurchase and the exchange, including the new shareholder agreement, have been filed as exhibits to our current report on Form 8-K dated January 9, 2003 and are incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Completion of the repurchase and exchange is subject to, among other things, completion of this offering and our concurrent offering of Equity Units and Kansas Corporation Commission approval of the repurchase, the exchange and the new shareholder agreement.

Future sales of our common stock or the perception that those sales might occur may cause our stock price to decline.

If our shareholders, including Westar, sell substantial amounts of our common stock in the public market following this offering and the concurrent offering of our Equity Units or the market perceives that those sales might occur, the market price of our common stock could decline. These sales might also make it more difficult for us to sell additional equity securities at a time and price that we deem appropriate. Based on outstanding shares as of November 30, 2002, upon completion of this offering, we will have 72,466,787 shares of common stock outstanding. That number of shares excludes the 39,892,896 shares of common stock into which our preferred stock held by Westar is convertible, subject to the terms of the shareholder agreement.

We and our officers and directors have agreed that, subject to limited exceptions described under the caption “Underwriting,” for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Banc of America Securities LLC, UBS Warburg LLC and J.P. Morgan Securities Inc., the representatives this offering, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. However, the representatives in their sole discretion, may release any of the securities subject to lock-up agreements at any time and without notice. In addition, Westar has agreed that it will not engage in any transactions involving our securities, other than the repurchase, for a period beginning on January 9, 2003 and ending on the later of (1) February 28, 2003 and (2) (a) 90 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is less than $200,000,000, or (b) 180 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is equal to or greater than $200,000,000. If we do not complete the offering by February 28, 2003, then the lock-up will expire as of that date and Westar may sell its ONEOK stake as described below .

We have agreed to register for resale, within 60 days from the date the repurchase and exchange is completed, all of the shares of our common stock held by Westar, as well as all of the shares of our Series D convertible preferred stock issued in the exchange and all the shares of our common stock issuable upon conversion of those shares of Series D convertible preferred stock. The shares of our common stock held by Westar, including shares of common stock issuable upon conversion of our Series D convertible preferred stock, will be generally available for sale at any time, subject to the provisions of the new shareholder agreement and the new registration rights agreement, following the expiration of the lock-up period applicable to Westar. See “Transactions with Westar.”

In the event the repurchase and exchange are not consummated, Westar may sell its ONEOK stock without being subject to any of the transfer limitations in the current shareholder agreement at any time after the expiration of the lock-up period applicable to Westar and prior to September 30, 2003. After September 30, 2003, Westar will again be subject to the transfer restrictions imposed by the current shareholder agreement. In addition, Westar has registration rights under the current registration rights agreement that could allow it or its affiliates to sell its shares freely through a further registration statement filed under the Securities Act of 1933.

OUR COMPANY

General

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, due to the completion of our recent acquisition of the Texas assets of Southern Union discussed below, we are now the third largest natural gas distributor in Texas. Our largest markets in Texas are the Austin and El Paso metropolitan areas. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service to customers in 28 states.

Our Business Strategy

Our business strategy is designed to maximize shareholder value by vertically integrating our natural gas business operations from the wellhead to the burner tip. This strategy has led us to focus on acquiring assets that provide synergistic trading and marketing opportunities along the natural gas energy chain. Our strategy as it applies to each of our business segments is described below under the caption “—Our Business Segments.” In addition, in order to implement this strategy, we plan to:

Acquire assets that complement and strengthen each other. We will seek to acquire additional assets that complement our strategic focus. The recently announced acquisition of Southern Union’s Texas gas distribution assets will complement our existing assets in Oklahoma and Kansas. We believe that this acquisition will help us achieve additional diversification of our distribution business with respect to geography and regulatory arenas and will provide stable cash flow.

Maximize the earnings potential of existing assets through asset rationalization and consolidation. We will seek to sell assets that are not considered core assets and that may not fit with our overall strategy. Our sale of gas processing plants and related gathering systems located in North Central Oklahoma is an example of a disposition of assets not considered to be core assets. In addition, we decided to sell $300 million of our production assets in the light of favorable market conditions.

Maintain a strong credit rating and capital structure while continuing our practice of consistent dividend payments. Our financing strategy is focused on capitalizing and managing our businesses in a manner consistent with the maintenance of strong credit ratings. This strategy is driven by our belief that strong credit ratings provide us a competitive advantage in the current market environment and allow us to minimize our financing costs over the long-term, while also retaining the financial flexibility to pursue attractive capital investment opportunities as and when they are available.

Pursue regulatory initiatives that benefit us and our customers. Our philosophy with respect to regulatory bodies is to maintain strong relationships with the regulators, and to seek solutions that benefit our shareholders and our customers.

Trade around physical assets and minimize high-risk activities. Our Marketing and Trading segment is actively engaged in value creation through marketing and trading of natural gas, crude oil and natural gas liquids to both wholesale and retail customers in 28 states using leased gas storage and firm transportation capacity from related parties and others. Our strategy involves trading around physical assets.

Our Business Segments

The following chart illustrates the principal segments in which we report operations, separated into our nonregulated operations and our regulated operations.

(1)	Excludes the results of the Texas natural gas distribution business recently acquired from Southern Union discussed above under “Summary—Recent Developments.”

(2)	Includes the results of the production assets to be sold, and midstream natural gas assets recently sold, as discussed above under “Summary—Recent Developments.”

(3)	See “Summary—Recent Developments” above.

(4)	As discussed above under “Summary—Recent Developments,” we have announced the sale of $300 million of assets of our production segment.

The composition of our operating income for the nine months ended September 30, 2002 and our assets as of September 30, 2002 was as follows:

Distribution. We provide natural gas distribution as a regulated public utility to wholesale and retail customers in Oklahoma, Kansas and Texas. Our distribution operations in Oklahoma are conducted through Oklahoma Natural Gas, which delivered natural gas to approximately 802,000 customers at December 31, 2001. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas. Our distribution operations in Kansas are conducted through Kansas Gas Service, which supplies natural gas to approximately 642,000 customers. Our largest markets in Kansas include Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. As a result of our acquisition of the Southern Union Texas assets described above under “Summary—Recent Developments,” we now serve approximately 535,000 additional customers, over 90 percent of which are residential, in the State of Texas, including the principal cities of El Paso and Austin.

Net revenues from our distribution segment represented approximately 38.2% and 40.2% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our distribution segment represented approximately 21.8% and 20.4% of our consolidated operating income for nine months ended September 30, 2002 and 2001, respectively. Operating income for the 12 months ended June 30, 2002 for the Texas assets acquired from Southern Union was approximately $41.2 million, approximately 95% which relates to the Texas distribution operations. We estimate that 2003 operating income for the Texas assets will be approximately $40 million. Depreciation in 2003 related to the Texas assets is expected to be approximately $16 million.

Our net revenues and operating income from our distribution segment for the nine months ended  September 30, 2001 and 2002, were as follows:

The average numbers of customers in our distribution segment for the nine months ended September 30, 2001 and 2002, were as follows:

As indicated above, we added approximately 535,000 customers in our distribution segment upon consummation of the acquisition of Southern Union’s Texas gas distribution assets on January 3, 2003.

Our strategy with respect to our distribution businesses is to generate stable cash flows from operations and earnings while providing low-cost service to our customers.

Transportation and storage. We provide intrastate natural gas pipeline transportation and storage for Oklahoma, Kansas and Texas. We conduct this business primarily through wholly owned intrastate pipeline companies with a total of 9,024 miles of pipe and wholly owned storage companies with a total capacity of approximately 58 billion cubic feet of natural gas, of which approximately 8 billion cubic feet is currently idled.

Net revenues from our transportation and storage segment represented approximately 11.1% and 12.2% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our transportation and storage segment represented approximately 12.8% and 16.2% of our consolidated operating income for the nine months ended September 30, 2002 and 2001, respectively.

ONEOK affiliated entities are among the principal customers of this segment. We serve our marketing and trading segment, as well as a number of transporters in the utilization of the transportation and storage facilities.

Our net revenues and operating income from our transportation and storage segment for the nine months ended September 30, 2001 and 2002, were as follows:

Operating income for the 2002 period decreased compared to 2001 primarily due to higher operating costs of $5.4 million mainly from the settlement of certain legal proceedings, increased bad debt expense and increased employee costs.

Our strategy is to generate stable cash flows and earnings while providing reliable transportation and storage services. Management believes that our assets are strategically located such that throughputs can be maximized.

Gathering and processing. We are engaged in the gathering and processing of natural gas and the fractionation, storage and marketing of natural gas liquids. In December 2002, we completed the sale of three processing plants and related gathering assets, along with an interest in a fourth processing plant, all located in Oklahoma, to Mustang Fuel Corporation. Our operating income related to these assets was $2.2 million and $6.0 million for the three- and nine-month periods ended September 30, 2002, respectively. After giving effect to the sale, our processing capacity has been reduced to 2.05 Bcf/d. The capacity associated with plants owned or leased has been reduced to 1.8 Bcf/d while the proportionate amount of the plant capacity that we own an interest in but do not operate is 0.11 Bcf/d. In addition, subsequent to the sale, we own a total of about 13,900 miles of gathering pipelines that supply our gas processing plants.

Net revenues from our gathering and processing segment represented approximately 17.7% and 20.3% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our gathering and processing segment represented approximately 5.1% and 13.7% of our consolidated operating income for the nine months ended September 30, 2002 and 2001, respectively.

Our net revenues and operating income from our gathering and processing segment for the nine months ended September 30, 2001 and 2002, were as follows:

The decline in operating income in the 2002 period reflects the effect of lower revenues caused in part by lower composite natural gas liquids prices and crude oil prices offset somewhat by additional sales volumes generated from the natural gas liquids pipeline facilities leased at the end of 2001. Also contributing to the decline in operating income were higher operating costs, mainly customer charge offs and bad debt reserves, and higher depreciation, depletion and amortization, which is primarily due to the $2.4 million loss associated with the sale of three Oklahoma gas processing facilities.

Our strategy with respect to our gathering and processing segment is to consolidate and rationalize assets and renegotiate contracts to mitigate the variations in earnings and cash flows caused by fluctuations in commodity prices.

Marketing and trading. We are engaged in the marketing and trading of natural gas, crude oil, natural gas liquids and electricity to retail and wholesale customers in 28 states throughout the U.S. We market gas from the West Coast to the Chicago city gate. The focus of our marketing operation has evolved from intrastate aggregation to interstate aggregation. We have focused on executing an integrated wholesale energy business strategy that is based on expanding our existing marketing, trading and arbitrage opportunities in the natural gas and power markets. We believe that the combination of owning or controlling strategic assets and our marketing franchise will allow us to continue to capitalize on existing marketing, trading and arbitrage opportunities.

Net revenues from our marketing and trading segment represented approximately 24.1% and 14.1% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our marketing and trading segment represented approximately 55.5% and 32.0% of our consolidated operating income for the nine months ended September 30, 2002 and 2001, respectively.

Our net revenues and operating income from our marketing and trading segment for the nine months ended September 30, 2001 and 2002, were as follows:

Management believes that our location in the heart of the natural gas producing area of the United States, as well as benefits derived from vertically integrating our gas marketing and trading operations with our other businesses, provides us with strategic advantages we believe necessary to successfully compete in the competitive natural gas market.

Production. We own natural gas and oil producing reserves in the Mid-Continent region. Our strategy is to use these reserves in the Mid-Continent region to add value not only to our existing production operations but also to integrate those production operations with our gathering, processing, marketing, transportation and storage businesses. Accordingly, we focus on exploitation activities rather than exploratory drilling.

Net revenues from our production segment represented approximately 8.7% and 12.2% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our production segment represented approximately 6.0% and 15.9% of our consolidated operating income for the nine months ended September 30, 2002 and 2001, respectively.

On November 25, 2002, we announced that we had entered into an agreement to sell some of the natural gas and oil producing properties of our production segment to an affiliate of Chesapeake Energy Corporation for a cash purchase price of approximately $300 million, subject to adjustment, with the closing anticipated to occur in early 2003. We decided to sell these assets in the light of favorable market conditions. After giving effect to the sale of those production assets, we will have 72.2 Bcfe of reserves and total production of 10.0 Bcfe per year. We anticipate that the proceeds of the sale will be used for the repayment of debt and for general corporate purposes and will generate a pre-tax gain of approximately $75 million as of the November 30, 2002 effective date, subject to adjustment for operating income and capital expenditures from that date until closing, which adjustments are expected to reduce our pre-tax gain to approximately $67 million.

We expect to generate, after the sale, operating income from our production segment of $8 to $12 million in 2003, based on natural gas prices of $3.95-$4.11 per thousand cubic feet and oil prices of $23.94-$26.85 per barrel, with capital expenditures of $7 to $11 million for the same period.

Our net revenues and operating income from our production segment for the nine months ended September 30, 2001 and 2002, were as follows:

Operating income in the production segment declined in 2002 compared to 2001, reflecting lower revenues, caused by lower average gas prices received in 2002 compared with 2001, partially offset by higher oil production in the period. Also contributing to the decline in operating income were higher operating expenses, including an increase in depreciation, depletion and amortization.

ONEOK is committed to its production business, and will pursue reserve acquisitions when the timing and price is appropriate. The recent announcement of a sale of some of our production assets is a result of our ongoing production strategy of developing and acquiring producing properties and, from time to time, selling some of our properties to enhance returns to our shareholders and redeploy capital.

TRANSACTIONS WITH WESTAR

On January 9, 2003, we entered into a transaction agreement with Westar pursuant to which we agreed to, among other things, use commercially reasonable efforts to effect offerings of our common stock and other securities, which obligation we will satisfy by making this offering and our concurrent offering of Equity Units, and to use a portion of the net proceeds of those offerings to repurchase a portion of the shares of our Series A convertible preferred stock held by Westar. We have also agreed to modify the terms of the remaining shares of our Series A convertible preferred stock by exchanging newly issued shares of our Series D convertible preferred stock for all the shares of our Series A convertible preferred stock held by Westar that we do not repurchase. At the same time, we also entered into a new shareholder agreement and a new registration rights agreement with Westar that, when effective, will replace the current shareholder agreement and the current registration rights agreement with Westar. The new shareholder agreement and the new registration rights agreement will not become effective until both the repurchase and the exchange are completed. Both the repurchase and the exchange are conditioned upon, among other things, Westar receiving the approval of the Kansas Corporation Commission with respect to the repurchase, the exchange and the new shareholder agreement.

We have agreed to register for resale, within 60 days from the date the repurchase and exchange are consummated, all of the shares of our common stock held by Westar, as well as all of the shares of our Series D convertible preferred stock issued in the exchange and all the shares of our common stock issuable upon conversion of those shares of Series D convertible preferred stock. The shares of our common stock held by Westar, including shares of common stock issuable upon conversion of our Series D convertible preferred stock, will be available for sale at any time, subject to the provisions of the new shareholder agreement and the new registration rights agreement, following the expiration of the lock-up period applicable to Westar.

In the event the repurchase and exchange are not consummated, Westar may sell its ONEOK stock without being subject to transfer limitations in the current shareholder agreement at any time after the expiration of the lock-up period applicable to Westar and prior to September 30, 2003. After September 30, 2003, Westar will again be subject to the transfer restrictions imposed by the current shareholder agreement. In addition, Westar has registration rights under the current registration rights agreement that could allow it or its affiliates to sell its shares freely through a further registration statement filed under the Securities Act of 1933.

In addition, concurrent with the completion of the repurchase and the exchange, we will enter into an amended and restated rights agreement, which will amend and restate our current rights agreement in its entirety. Set forth below are summaries of the transaction agreement, the new shareholder agreement and the new registration rights agreement as well as summaries of the terms of our Series D convertible preferred stock and the amended and restated rights agreement. We believe that these summaries describe all the material terms of these documents; however, you should read the complete text of each of the transaction agreement, the new shareholder agreement, the new registration rights agreement, the form of certificate of designations creating our Series D convertible preferred stock and the form of the amended and restated rights agreement for their precise legal terms and other information that may be important to you. We have filed copies of these agreements as exhibits to our current report on Form 8-K dated January 9, 2003 that we filed with the Securities and Exchange Commission.

Prior to the consummation of the transactions referred to above, our relationship with Westar, including Westar’s rights as a ONEOK shareholder with respect to its ONEOK stake, will continue as described in the accompanying prospectus under the captions “Description of Capital Stock—Shareholder Rights Agreement,” “—Preferred Stock,” “—Shareholder Agreement” and “—Registration Rights Agreement.” Upon consummation of the transactions referred to above, our relationship with Westar will be modified as described in this section. Following consummation of these transactions, to the extent there is a conflict between matters described in this section and matters described elsewhere in this prospectus supplement or in the accompanying prospectus, including as set forth in the accompanying prospectus under the caption “Description of Capital Stock,” the terms of the relationship and agreements as described in this section will supersede terms set forth elsewhere.

Transaction Agreement

The offering; the repurchase

We have agreed to use commercially reasonable efforts to effect an offering of our common stock and other securities, as we may determine, prior to February 28, 2003 if permitted by capital market conditions, as determined by us in our sole discretion. We will satisfy our obligation to make an offering of common stock and other securities by making this offering and our concurrent offering of Equity Units. We will use an amount, not to exceed $250,000,000, equal to at least 50% (or such larger percentage as we may, in our sole discretion, determine) of the proceeds of the offering, after deducting underwriters’ commissions and discounts and other offering expenses, to repurchase shares of our Series A convertible preferred stock held by Westar. The price paid for each share of our Series A convertible preferred stock in the repurchase will be equal to the per share offering price for our common stock in this offering, after taking into account underwriters’ commissions and discounts and other offering expenses, as adjusted to reflect ONEOK’s 2001 common stock split.

Simultaneously with the repurchase, we will modify the terms of the remaining shares of our Series A convertible preferred stock by exchanging newly issued shares of our Series D convertible preferred stock for all the shares of Series A convertible preferred stock held by Westar that we do not repurchase.

Lock-up. Westar has agreed that it will not engage in any transactions involving our securities, other than the repurchase, for a period beginning on January 9, 2003 and ending on the later of (1) February 28, 2003 and (2) (a) 90 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is less than $200,000,000, or (b) 180 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is equal to or greater than $200,000,000. If we do not complete the offering by February 28, 2003, then the lock-up will expire as of that date.

Waiver; consent. Westar has agreed to waive any piggy-back registration rights that it currently has under the current registration rights agreement as well as any dilutive issuances rights that it has under the current shareholder agreement with respect to the offering, so long as the offering and the repurchase are consummated by February 28, 2003.

Shelf registration

We have agreed to file a registration statement on Form S-3 within 60 days from the completion of the repurchase and the exchange in order to register for resale all of the shares of our common stock and our Series D convertible preferred stock held by Westar as well as all of the shares of our common stock issuable upon conversion of those shares of our Series D convertible preferred stock. In connection with the filing of the shelf registration statement, we have also agreed to use commercially reasonable efforts to cause our shares of Series D convertible preferred stock, if permitted by NYSE rules, and the shares of common stock issuable upon conversion of our Series D convertible preferred stock, to be listed on the NYSE prior to any sale, transfer or conversion of the shares our Series D convertible preferred stock held by Westar.

Conditions

The obligations of Westar and us to consummate the repurchase and the exchange are subject to the satisfaction (or, to the extent permitted by law, waiver by the relevant party in its sole discretion) of the following conditions:

•	the Kansas Corporation Commission shall have approved the repurchase, the exchange and the new shareholder agreement;

•	the offering shall have been consummated; and

•	the absence of any statute, order, injunction or similar legal obstacle preventing consummation of the repurchase and the exchange.

In addition, the obligations of Westar to consummate the repurchase and the exchange are subject to the satisfaction (or to the extent permitted under law, waiver by Westar in its sole discretion) of the following conditions:

•	the representations and warranties of ONEOK set forth in the transaction agreement being true and correct; and

•	ONEOK having performed in all material respects all of its obligations required to be performed by it under the transaction agreement.

In addition, the obligations of ONEOK to consummate the repurchase and the exchange are subject to the satisfaction (or to the extent permitted under law, waiver by ONEOK in its sole discretion) of the following conditions:

•	the representations and warranties of Westar set forth in the transaction agreement being true and correct; and

•	Westar having performed in all material respects all of the obligations required to be performed by it under the transaction agreement.

Termination

The transaction agreement may be terminated:

•	at any time by the mutual written consent of ONEOK and Westar; or

•	by ONEOK, on one hand, or Westar, on the other hand, in the event the offering is not completed by February 28, 2003 or such later date as ONEOK and Westar may agree.

Shareholder Agreement

Although Westar and ONEOK entered into the new shareholder agreement on January 9, 2003, it will not be effective until the repurchase and exchange are completed, at which time the current shareholder agreement will terminate.

Standstill

The new shareholder agreement provides, among other things, that Westar is prohibited from taking various actions, including, without limitation:

•	the acquisition of any of our securities;

•	the deposit of our equity securities in a voting trust or subjecting of those equity securities to any similar arrangement or proxy with respect to the voting of those equity securities;

•	the commencement of a merger, acquisition or other business combination transaction relating to us; and

•	engagement in any other action, either alone or in concert with others, to seek to control or influence our management, board of directors or policies.

Restrictions on transfer

During the term of the new shareholder agreement, Westar is prohibited, without our prior written consent, from transferring any of our equity securities except:

•	transfers of equity securities representing voting power of less than 5% provided that the transferee does not have a voting ownership percentage of more than 5% immediately prior to the transfer;

•	in a bona fide underwritten public offering pursuant to the new registration rights agreement;

•	pursuant to a pro rata distribution to the shareholders of Westar; and

•	transfers to affiliates, provided that the party to whom the equity securities are transferred agrees to be bound by the terms of the new shareholder agreement.

In addition, in the event that a third party commences a tender offer and our rights agreement is inapplicable to that tender offer, Westar may tender a proportionate amount of our equity securities held by it into that tender offer.

Voting

During the term of the new shareholder agreement, Westar has agreed to vote all voting securities that it owns as follows:

•	with respect to the election of directors, in favor of the election of all candidates for director nominated by our board of directors;

•
with respect to any proposal initiated by any of our shareholders relating to the redemption of the rights issued pursuant to the rights agreement or any modification of the rights agreement (other than nonbinding precatory resolutions), in accordance with the recommendation of our board;

•
with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment to our certificate of incorporation, which we refer to as the “opt out amendment,” by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to the control share acquisition statute or any other provisions that are substantially similar to the control share acquisition statute, Westar has the right to abstain or vote against such amendment;

•	with respect to any transaction or series of transactions constituting a change-in-control, in its sole discretion; and

•
with respect to all other matters, in its sole discretion those shares of common stock owned by Westar that were not acquired as a result of the conversion of shares of our Series D convertible preferred stock, and must vote all other voting securities held by Westar in the same proportion as all voting securities voted on the matter are voted by our other shareholders.

Board Representation

Westar will be entitled to designate one director to our board of directors. Westar’s designee will not have the right to sit on any committee of our board of directors.

Term

The new shareholder agreement will terminate if, among other things, Westar’s ownership of our common stock (assuming, for this purpose, the conversion of the Series D convertible preferred stock into common stock) falls below 10% of all common stock issued and outstanding (again, assuming the conversion of the Series D convertible preferred stock); however, in the event that the shareholder agreement is terminated for that reason, the standstill provisions described above will remain in effect until November 26, 2012.

New Registration Rights Agreement

Although Westar and ONEOK entered into the new registration rights agreement on January 9, 2003, it will not be effective until the repurchase and exchange are completed, at which time the current registration rights agreement will terminate.

As noted above, we have agreed, subject to the effectiveness of the new registration rights agreement, to keep the shelf registration statement that we will file pursuant to the transaction agreement effective until Westar may freely offer for sale shares of our common stock and our Series D convertible preferred stock without any restriction as to manner of sale and volume imposed by the Securities Act of 1933.

Form of Amended and Restated Rights Agreement

Under Oklahoma law, every corporation may create and issue rights entitling the holders of those rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of those rights.

Concurrent with the closing of the repurchase and the exchange, we will enter into an amended and restated rights agreement, which will amend and restate our current rights agreement in its entirety. As with most rights agreements, the terms of our new rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability.

Our amended and restated rights agreement will provide that each share of our common stock outstanding as of November 26, 1997 and issued between that date and a date determined pursuant to the new rights agreement, will have one right to purchase one one-hundredth of a share of preferred stock, designated as Series C preferred stock, attached to it, at a purchase price of $40 per one one-hundredth of a share of preferred stock, subject to adjustment, as described below.

Initially, the rights under our amended and restated rights agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates on the earlier of the first date someone acquires beneficial ownership (as defined in the rights agreement) of 15% or more of our outstanding common stock, subject to various exceptions, or approximately 10 days after someone commences or indicates an intent to commence a tender offer or exchange offer for 15% of our common stock. The person or group that acquires or indicates an intent to acquire stock as described in the immediately preceding sentence is referred to as an acquiring person.

Our amended and restated rights agreement will specifically exclude as an acquiring person, among others, Westar, but only with respect to shares of our common stock (including shares of our common stock issuable upon conversion of our Series D convertible preferred stock) beneficially owned by it as of the date of the amended and restated rights agreement, less any shares transferred to third parties thereafter.

All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the tenth anniversary of the amended and restated rights agreement, unless we redeem or exchange them at an earlier time or upon the consummation of specified transactions.

If a person or group becomes an acquiring person, then each right not owned by that acquiring person or its affiliates, associates or transferees, will entitle its holder to purchase, within specified time periods and at the right’s then current purchase price, shares of our common stock (or, in limited circumstances, one one-hundredths of a share of Series C preferred stock) as equals the result obtained by:

•
multiplying the then current purchase price by the then number of one one-hundredths of a share of our preferred stock for which a right was exercisable immediately prior to the first occurrence of a person or group becoming an acquiring person; and

•	dividing that product by 50% of the then current per share market price of our common stock on the date of the first occurrence.

If, after a person or group becomes an acquiring person, and:

•	we are involved in a merger or consolidation with an interested shareholder or with any other person in a case where all holders of our common stock are not treated alike; or

•
we sell or transfer more than 50% of our assets or earning power to an interested shareholder or other person or, to any other person in a case where all holders of our common stock are not treated alike, each right will entitle the holder to purchase, at the right’s then current purchase price, shares of common stock of the acquiring company as equal the result obtained by:

•	multiplying the then current purchase price by the number of one one-hundredths of a share of our preferred stock for which a right is then exercisable; and

•	dividing the product by 50% of the then current per share market price of the common stock of the acquiring company.

We may, at our option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights for our common stock (or shares of our other equity securities, including one one-hundredths of a share of preferred stock, with equivalent rights and privileges as our common stock) at an exchange ratio of one share of our common stock per right, subject to adjustment, until the time that any person, together with its affiliates and associates, has become the beneficial owner of 50% or more of our outstanding common stock.

Our board of directors may, at its option, redeem all of the outstanding rights under our amended and restated rights agreement prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding stock or (2) the final expiration date of the rights. The redemption price under our amended and restated rights agreement is $0.005 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Holders of rights will have no rights as our shareholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

Terms of Series D Convertible Preferred Stock

Authorized Number of Shares

The number of authorized shares of our Series D convertible preferred stock will depend on the number of shares of our Series A convertible preferred stock purchased in the repurchase. Our board of directors intends to authorize a number of shares of Series D convertible preferred stock approximately equal to the total number of shares of our common stock issuable upon conversion of the shares of Series A convertible preferred stock outstanding immediately prior to the repurchase, less the number of shares of our common stock issuable upon conversion of all the shares of our Series A convertible preferred stock purchased in the repurchase.

Rank

With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of affairs, the Series D convertible preferred stock will rank senior to shares of our common stock, or any class of our equity securities that by its terms is junior to the Series D convertible preferred stock, and will not rank junior with respect to any class or series of preferred stock that we may issue, unless the holders of 66 2/3% of the outstanding shares of the Series D convertible preferred stock consent to the creation of the class or any security convertible into shares of that class or series. We have agreed not to create, authorize or reclassify any authorized stock into any class of capital stock that will rank prior to the Series D convertible preferred stock.

Dividends

Holders of the shares of our Series D convertible preferred stock will be entitled to receive, when and if declared by our board of directors, quarterly cash dividends in an amount per share equal to $0.23125. If we do not pay dividends on the Series D convertible preferred stock on the dividend payment date for any dividend period, dividends will not be subsequently paid for that dividend period.

Liquidation Preference

The liquidation preference per share of Series D convertible preferred stock will be equal to the amount payable per share on our common stock, as adjusted appropriately to reflect any stock split or similar events, assuming the conversion of all outstanding shares of convertible preferred stock immediately prior to the event triggering the liquidation preference, plus any dividends then due with respect to the Series D convertible preferred stock.

Neither our merger or consolidation into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a liquidation preference, unless that voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of our business.

Optional Redemption

We will have the option to redeem the Series D convertible preferred stock on or after August 1, 2006 at $20.00 per share if the closing price of our common stock has exceeded $25.00 for 30 consecutive trading days prior to the date that we provide notice of our intention to redeem all or a portion of the Series D convertible preferred stock.

Conversion Rights

The Series D convertible preferred stock is convertible at any time, at the holder’s option, provided that Westar may only convert the shares of Series D convertible preferred stock held by it if the aggregate of the regular dividends for the most recently completed fiscal year prior to conversion that would have been payable on all the shares of common stock issuable upon conversion of one share of Series D convertible preferred stock is greater than $0.925 and such conversion would not subject us or our affiliates or Westar to the Public Utility Holding Company Act of 1935. In addition, Westar may generally convert any shares of our Series D convertible preferred stock held by it into shares of common stock in connection with transfers made in compliance with the shareholder agreement.

We have agreed that we will have at all times reserved and kept available, out of our authorized and unissued stock, shares of our common stock in an amount sufficient for the conversion of all shares of Series D convertible preferred stock then outstanding.

Anti-dilution Provisions

The number of shares of our common stock into which each share of Series D convertible preferred stock is convertible, the dividend amount payable on each share of Series D convertible preferred stock, and the liquidation preference attached to each share of Series D convertible preferred stock will be subject to adjustments for stock splits, stock dividends, reverse stock splits or any transaction with comparable effect upon our common stock.

Voting Rights

Holders of shares of Series D convertible preferred stock will be entitled to vote together with holders of shares of our common stock, as a single class, with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the opt out amendment, or would reasonably cause us to become subject to the control share acquisition statute; or any other provisions that are substantially similar to the control share acquisition statute; any proposal relating to the opt out amendment; and any transaction or series of transactions that, if consummated, would constitute a change-in-control (as defined in the certificate of designation of the Series D convertible preferred stock).

With respect to those matters, each share of Series D convertible preferred stock will carry a number of votes equal to the number of votes carried by the number of shares of our common stock issuable upon conversion of one share of Series D convertible preferred stock.

Holders of Series D convertible preferred stock will not be entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than the foregoing and other than as required by law.

USE OF PROCEEDS

Our net proceeds from the sale of common stock in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $             million, or $             million if the underwriters exercise their over-allotment option in full to purchase additional shares of common stock. Our net proceeds from the concurrent offering of Equity Units, after deducting underwriting discounts and commissions and the estimated expense of that offering payable by us, will be approximately $             million, or $             million if the underwriters in that offering exercise their over-allotment option in full to purchase additional Equity Units. We are not required to sell the Equity Units in order to sell the common stock in this offering.

We will use up to $250 million of the aggregate net proceeds from this offering and the offering of Equity Units to repurchase shares of our Series A convertible preferred stock from Westar as described under the caption “Transactions with Westar.” We will use the remaining net proceeds from the offerings to repay short-term debt, a significant portion of which was incurred to refinance long-term debt. If we complete this offering of common stock but do not complete the concurrent offering of Equity Units, we expect to use $125 million of the net proceeds of this offering to repurchase shares of Series A convertible preferred stock from Westar and to use the remaining net proceeds of this offering to repay short-term debt. Our short-term indebtedness totaled approximately $448.1 million as of November 30, 2002 and had a weighted average interest rate of 2.03% per annum. As of November 30, 2002, our current maturities of long-term debt totaled approximately $6.3 million and our short-term investments totaled approximately $111.5 million.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of November 30, 2002;

•
our supplemental capitalization to give effect to this offering of common stock and the application of the net proceeds therefrom, including the repurchase of $125 million of Series A convertible preferred stock; and

•
our capitalization as adjusted to give effect to this offering of common stock and our concurrent offering of 11,000,000 Equity Units (assuming no exercise of the over-allotment option to purchase additional Equity Units) and the application of the aggregate net proceeds from the offerings, including the repurchase of $250 million of Series A convertible preferred stock.

The information in the table does not give effect to the exchange of Series A convertible preferred stock for new Series D convertible preferred stock described under the caption “Transactions with Westar.” The information in the table is qualified in its entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this prospectus supplement and the accompanying prospectus.

	As of November 30, 2002
	Actual		Supplemental		As Adjusted

	(Dollars in millions)
Short-term notes payable (including current portion of long-term debt)	$ 454.4	13.7%	$	%	$	%
Long-term debt (excluding current portion)	1,515.1	45.7
Series A convertible preferred stock	564.4	17.0
Common shareholders’ equity	782.8	23.6

Total capitalization	$3,316.7	100.0%		$100.0%		$100.0%

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is currently listed on the NYSE under the symbol “OKE.” The following table sets forth the high and low closing prices for transactions involving our common stock for each calendar quarter, as reported on the NYSE Composite Tape, and related dividends paid per common share during such periods.

	High	Low	Dividend
2003:
First Quarter (through January 10, 2003)	$20.20	$18.22	—
2002:
Fourth Quarter	$19.71	$16.67	$0.155
Third Quarter	$22.19	$14.62	$0.155
Second Quarter	$23.14	$19.70	$0.155
First Quarter	$20.92	$16.34	$0.155
2001:
Fourth Quarter	$18.40	$16.15	$0.155
Third Quarter	$20.48	$14.17	$0.155
Second Quarter	$22.50	$19.01	$0.155
First Quarter	$24.34	$18.13	$0.155

On January 10, 2003, the last reported sale price of our common stock on the NYSE was $18.63  per share.

Dividends on our common stock are paid as declared by ONEOK’s board of directors. On September 19, 2002, our board of directors declared a dividend of $0.155 per share, which was paid on November 15, 2002 to shareholders of record on October 31, 2002. On November 21, 2002, our board of directors approved an increase in the quarterly dividend on ONEOK common stock to $0.17 per share, to be applicable to the quarterly dividend to be declared by the board in January 2003. Dividends are typically paid on or about the 15th of February, May, August and November. Dividends can be paid by check or electronic deposit, or can be reinvested.

Future dividends will depend on future earnings, which, in large part, are dependent upon our cash position and financial condition and other factors. At the increased common stock dividend rate described above, after giving effect to the issuance of the shares of common stock offered hereby, our quarterly dividend payments on our outstanding common stock would be approximately $12.3 million.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock purchased pursuant to this offering by holders that are non-U.S. holders, as we define that term below. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative pronouncements and judicial decisions, all in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. No ruling from the Internal Revenue Service (the “IRS”) has been requested with respect to any of the tax consequences discussed in this prospectus supplement and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This discussion is limited to holders that will hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of taxation that may be relevant to particular non-U.S. holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding our common stock as part of a hedging or conversion transaction or as part of a “straddle,” or United States expatriates. In addition, this discussion specifically does not address the United States federal income and estate tax rules applicable to partnerships or entities treated as partnerships for United States federal tax purposes or to any persons who hold our common stock through entities treated as partnerships for United States federal tax purposes. Finally, this discussion does not address any state, local or foreign tax considerations.

We urge you to consult your tax advisor about the United States federal tax consequences of acquiring, holding and disposing of our common stock, as well as any tax consequences that may arise under the tax laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not a “U.S. person” and does not have a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “U.S. person” is:

•	an individual who is a citizen or resident alien individual of the United States for United States federal income tax purposes;

•	a corporation (or entity treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust, the administration of which is subject to the primary supervision of a United States court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust with a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Dividends

Dividends paid to non-U.S. holders of our common stock will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty will generally be required to satisfy certain certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the United States withholding tax, but are instead are subject to United States federal income tax on a net income basis at applicable graduated tax rates. Certain certification and other requirements must be satisfied in order for effectively connected dividends to be exempt from withholding. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

Gain on Sale or Other Disposition

A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or is attributable, under an applicable tax treaty, to a United States permanent establishment maintained by such non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met; or

•
we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the period during which you have held our common stock or the five-year period ending on the date you dispose of our common stock.

Non-U.S. holders who are subject to tax because the gain is effectively connected with a trade or business in the United States or attributable to a permanent establishment maintained in the United States will be subject to United States federal income tax on the net gain derived from the sale or other disposition at applicable graduated tax rates. Individual non-U.S. holders who are subject to United States tax because the holder was present in the United States for 183 days or more during the year of sale or other disposition will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by applicable United States losses from the disposition of other capital assets during the year.

We believe that we are not currently and we do not anticipate becoming a United States real property holding corporation. However, no assurance can be given that we will not become a United States real property holding corporation in the future. Even if we were to become a United States real property holding corporation, you still would not be subject to United States tax if our common stock is considered to be “regularly traded on an established securities market” for United States federal income tax purposes and you do not own, actually or constructively, at any time within the shorter of the two periods described above, more than 5% of our common stock. If any gain is taxable because we are or were a United States real property holding corporation, the buyer of our common stock will be required to withhold a tax equal to 10% of the amount realized on the sale.

United States Federal Estate Taxes

Our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

A non-U.S. holder may have to comply with specific certification procedures to establish that the holder is not a U.S. person as described above in order to avoid backup withholding tax requirements with respect to our payments of dividends on our common stock. Under Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that non-U.S. holder and the tax withheld with respect to those dividends. This information reporting requirement applies even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the United States office of a broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge to the contrary. The payment of the proceeds on the sale or other disposition of common stock by a non-U.S. holder to or through a non-United States office of a broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has certain enumerated connections with the United States, the proceeds from such disposition generally will be reported to the IRS (but not reduced by backup withholding) unless certain conditions are met.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder’s United States federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below, for whom Banc of America Securities LLC, UBS Warburg LLC and J.P. Morgan Securities Inc. are acting as the representatives. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below:

Underwriters	Number of Shares
Banc of America Securities LLC
UBS Warburg LLC
J.P. Morgan Securities Inc.
Wachovia Securities, Inc.
A.G. Edwards & Sons, Inc.
Sanders Morris Harris Inc.

Total	12,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

Over-Allotment Option

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy at the public offering price, less the discount and commissions to underwriters, up to an additional 1,800,000 shares from us to cover these sales. They may exercise that option within 30 days from the date of this prospectus supplement. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The underwriters initially will offer shares to the public at the public offering price specified on the cover page of this prospectus supplement. The underwriters may allow to some dealers a concession of not more than $             per share. The underwriters also may allow, and any dealers may reallow, a concession of not more than $             per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our common stock by the underwriters; and

•	the right to reject orders in whole or in part.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by ONEOK
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

No Sales of Similar Securities

We have agreed, with exceptions, not to sell or transfer any of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Banc of America Securities LLC, UBS Warburg LLC and J.P. Morgan Securities Inc. Specifically, we have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing. However, we may issue Equity Units in the concurrent offering.

This agreement does not apply to (1) issuances pursuant to the exercise of stock options currently outstanding, (2) grants of employee stock options pursuant to the terms of a plan currently in effect, (3) issuances pursuant to the exercise of those stock options, (4) the filing of registration statements in connection with any exercise by Westar of its demand registration rights under the current registration rights agreement or in connection with the new registration rights agreement, (5) the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or employee stock purchase plans currently in place, (6) issuances pursuant to direct stock purchase or dividend reinvestment plans currently in place and (7) issuances of shares or options in acquisitions in which the acquiror of those shares of options agrees to the foregoing restrictions.

Members of our board of directors and our executive officers have agreed under lock-up agreements that, without the prior written consent of Banc of America Securities LLC, UBS Warburg LLC and J.P. Morgan Securities Inc., they will not offer, sell or otherwise dispose of any shares of our capital stock or any securities that may be converted into or exchanged for any shares of our capital stock for a period ending 90 days after the date of this prospectus supplement.

Banc of America Securities LLC, UBS Warburg LLC and J.P. Morgan Securities Inc., in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

As indicated above under the caption “Risk Factors—Future sales of our common stock or the perception that those sales might occur may cause our stock price to decline,” Westar has certain rights to sell the ONEOK stock it owns, subject to the restrictions described under that caption and following the lock-up period applicable to Westar. See “Transactions with Westar.”

Indemnification

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the underwriters may be required to make in respect of those liabilities.

Stock Exchange Listing

Our common stock is listed and traded on the NYSE under the symbol “OKE.” The shares of common stock offered hereby will also be listed on the NYSE.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter-market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales to United Kingdom Persons

Each underwriter severally represents and agrees that: it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the common stock, will not offer or sell any common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995; it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any common stock in circumstances under which section 21(1) of the FSMA does not apply to ONEOK; and it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

Other Relationships

Some of the underwriters or their affiliates have from time to time provided investment banking, financial advisory and lending or other commercial banking services to us and our affiliates in the ordinary course of business for which they have received customary fees. Some of the underwriters are underwriters in our concurrent offering of Equity Units. The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their businesses.

Electronic Delivery

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

LEGAL MATTERS

Various legal matters, including the validity of the common stock offered by this prospectus supplement, will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Various legal matters relating to the offering will be passed on for the underwriters by Jones Day, Chicago, Illinois. Jones Day will pass only on questions of New York and federal law. Jones Day from time to time acts as counsel to ONEOK.

EXPERTS

The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2001, 2000 and 1999, and for the years ended December 31, 2001 and 2000, the year ended August 31, 1999 and the four months ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in accounting for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000, and to the restatement of the consolidated statements of cash flows for the years ended December 31, 2001 and 2000 and the four months ended December 31, 1999.

ONEOK, Inc.

$1,000,000,000

Debt Securities

Common Stock

Preferred Stock

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time in one or more issuances, (1) one or more series of unsecured Debt Securities, which may be senior notes or debentures or other unsecured evidences of indebtedness, (2) shares of our Common Stock, (3) shares of our Preferred Stock, (4) Stock Purchase Contracts or (5) Stock Purchase Units. The Debt Securities, which may include terms permitting or requiring holders to convert or exchange their Debt Securities for Common Stock or other securities; the Common Stock; the Preferred Stock, which may include terms permitting or requiring holders to convert or exchange their Preferred Stock for Common Stock or other securities; the Stock Purchase Contracts; and the Stock Purchase Units are collectively referred to in this prospectus as the “Securities.” The aggregate initial offering price of the Securities that are offered will not exceed $1,000,000,000. We will offer the Securities in an amount and on terms to be determined by market conditions at the time of the offering.

We will provide you with the specific terms of the particular Securities being offered in supplements to this prospectus. You should read this prospectus and each related supplement carefully before you invest. This prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 13, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that ONEOK (“we” or “ONEOK”) filed with the Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer the Securities described in this prospectus in one or more offerings with a total initial offering price of up to $1,000,000,000. This prospectus provides you with a general description of the Securities we may offer. Each time we offer Securities, we will provide you a prospectus supplement and any pricing supplement that will contain information about the specific terms of that particular offering. The prospectus supplement or pricing supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part and our other filings with the Securities and Exchange Commission. You also should read this prospectus and any prospectus supplement or pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the Securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the Securities. The registration statement and the exhibits are available at the Securities and Exchange Commission’s Public Reference Room or through its Web site.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the Securities. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2001, as amended;

•	our reports on Form 10-Q for the quarterly periods ended March 31, 2002, as amended, June 30, 2002, as amended, and September 30, 2002;

•
our current reports on Form 8-K dated January 8, 2002, January 18, 2002, March 21, 2002, June 3, 2002, June 5, 2002, June 24, 2002, August 7, 2002, August 12, 2002, August 23, 2002 (two separate reports), August 30, 2002, September 20, 2002, September 25, 2002, October 15, 2002, October 17, 2002, November 7, 2002, November 8, 2002, November 27, 2002, December 16, 2002, January 3, 2003 (two separate reports) and January 9, 2003;

•
the description of our Common Stock contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

•
the description of our preferred share purchase rights contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 28, 1997, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.
100 West Fifth Street
Tulsa, Oklahoma 74103
Attention: Chief Financial Officer
Telephone: (918) 588-7000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell Securities if it is accompanied by a prospectus supplement. We are only offering the Securities in states where the offer is permitted. You should not assume that the information in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING INFORMATION

Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•
the effects of changes in governmental policies and regulatory actions, including with respect to accounting policies, income taxes, environmental compliance, authorized rates and recovery of gas costs;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission and the Kansas Corporation Commission or any other local, state or federal regulatory body;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
actions taken by Westar Energy, Inc., formerly Western Resources, Inc., with respect to its investment in ONEOK, including, without limitation, the effect of a sale of our shares of common stock and preferred stock beneficially owned by Westar Energy;

•
the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 terrorist attacks; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

ABOUT ONEOK

ONEOK and its subsidiaries engage in several aspects of the energy business. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, upon completion of the contemplated acquisition of the Texas assets of Southern Union Company, we will be the third largest natural gas distributor in Texas. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service to customers in 28 states.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the Securities offered by this prospectus for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods shown is as follows:

For the nine months ended September 30, 2002	For the year ended December 31, 2001	For the year ended December 31, 2000	For the four months ended December 31, 1999	For the years ended August 31,
				1999	1998	1997
3.35x	2.01x	2.88x	2.98x	4.06x	5.50x	3.51x

We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES  AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our ratio of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods shown is as follows:

For the nine months ended September 30, 2002	For the year ended December 31, 2001	For the year ended December 31, 2000	For the four months ended December 31, 1999	For the years ended August 31,
				1999	1998	1997
2.23x	1.43x	1.93x	1.76x	1.93x	2.52x	3.48x

For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, “earnings” consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. “Preferred dividend requirements” consists of the pre-tax preferred dividend requirement.

DESCRIPTION OF DEBT SECURITIES

The following description states the general terms and provisions of our unsecured Debt Securities. In this prospectus, “Debt Securities” means the debentures, notes, bonds and other evidences of indebtedness that we will issue under an Indenture that we entered into with SunTrust Bank, as trustee, on December 28, 2001. Each prospectus supplement that we provide when we offer Debt Securities will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

We have summarized the material terms and provisions of the Indenture in this section. The summary is not complete. We have filed the form of the Indenture as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of Indenture for additional information before you buy any Debt Securities. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the Debt Securities. This summary also is subject to and qualified by reference to the description of the particular terms of the Debt Securities described in the applicable prospectus supplement or supplements and pricing supplement or supplements. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

The Debt Securities will be our unsecured obligations and will rank equally with any of our other senior, unsecured debt. Debt Securities issued under the Indenture will be issued as part of a series that has been established pursuant to a supplemental indenture or other corporate action designating the specific terms of the series of Debt Securities. A prospectus supplement will describe these terms and will include, among other things, the following:

•	the title of the Debt Securities of the particular series;

•	the total principal amount of those Debt Securities and the percentage of their principal amount at which we will issue those Debt Securities;

•	the date or dates on which the principal of those Debt Securities will be payable;

•
the interest rate, the method for determining the interest rate (if the interest rate is variable), the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	the place or places where payments on those Debt Securities will be made, where holders may surrender their Debt Securities for transfer or exchange and where to serve notices or demands;

•	any provisions for optional redemption or early repayment;

•	any provisions that would obligate us to redeem, purchase or repay those Debt Securities;

•	any provisions for conversion or exchange of the Debt Securities;

•	whether payments on the Debt Securities of the particular series will be payable by reference to any index, formula or other method;

•	any deletions from, changes of or additions to the events of default or covenants described in this prospectus;

•	the portion of the principal amount of those Debt Securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•
any additional means of defeasance of all or any portion of those Debt Securities, any additional conditions or limitations to defeasance of those Debt Securities or any changes to those conditions or limitations;

•	any provisions granting special rights to holders of the Debt Securities of the particular series upon the occurrence of events identified in the prospectus supplement;

•
if other than the trustee, the designation of any paying agent or security registrar for those Debt Securities; and the designation of any transfer or other agents or depositories for those Debt Securities;

•
whether we will issue the Debt Securities of the particular series in individual certificates to each holder or in the form of temporary or permanent global securities that a depository will hold on behalf of holders;

•	the denominations in which we will issue the Debt Securities of the particular series or in which they may be owned, if other than $1,000 or any integral multiple of $1,000;

•	whether and in what circumstances any additional amounts may be payable on those Debt Securities to foreign holders; and

•	any other terms or conditions that are consistent with the Indenture.

We may sell the Debt Securities at a discount (which may be substantial) below their stated principal amount. These discounted Debt Securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of the Debt Securities. The restrictive covenants summarized below will apply to a series of Debt Securities (unless waived or amended) as long as any of those Debt Securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under “—Glossary.” In this description of the covenants only, all references to “us” or “we” mean ONEOK and our principal subsidiaries, unless the context clearly indicates otherwise. Our principal subsidiaries are those that own or lease a Principal Property.

Other than the restrictions on Liens and Sale/Leaseback transactions described below, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to protect holders of any Debt Securities in the event we participate in a highly leveraged transaction. The Indenture and the Debt Securities also do not contain provisions that give holders of the Debt Securities the right to require us to repurchase their securities in the event of change-in-control, recapitalization or similar restructuring or otherwise or upon a decline in our credit rating.

For these purposes, “debt” includes all notes, bonds, debentures or similar evidences of obligations for borrowed money.

Limitation on Liens

We have agreed that we will issue, assume or guarantee debt for borrowed money secured by any Lien upon a Principal Property or shares of stock or debt of any principal subsidiary only if we secure the Debt Securities equally and ratably with or prior to the debt secured by that Lien. If we secure the Debt Securities in this manner, we have the option to secure any of our other debt or obligations equally and ratably with or prior to the debt secured by the Lien and, accordingly, equally and ratably with the Debt Securities. This covenant has exceptions that permit:

•	Liens that exist on the date we first issue a series of Debt Securities under the Indenture;

•
Liens on any Principal Property or shares of stock or debt of any entity that constitutes a principal subsidiary existing at the time we merge or consolidate with that entity or acquire its property or at the time the entity becomes a principal subsidiary;

•	Liens on any Principal Property existing at the time we acquire that Principal Property so long as the Lien does not extend to any of our other Principal Property;

•	Liens on any Principal Property, and any Lien on the shares of stock of any principal subsidiary formed for the purpose of acquiring that Principal Property, either:

•
securing all or part of the cost of acquiring, constructing, improving, developing or expanding the Principal Property that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation; or

•
securing debt to finance the purchase price of the Principal Property or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation;

•	Liens on any Principal Property or shares of stock or debt of any principal subsidiary to secure debt owed to us;

•	Liens securing industrial development, pollution control or other revenue bonds of a government entity;

•	Liens arising in connection with a project financed with, and securing, Non-Recourse Indebtedness;

•	statutory or other Liens arising in the ordinary course of business and relating to amounts that are not delinquent or remain payable without penalty or that we are contesting in good faith;

•
Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974) on our property incurred or required in connection with workmen’s compensation, unemployment insurance and other social security legislation;

•	Liens securing taxes that remain payable without penalty or that we are contesting in good faith if we believe we have adequate reserves for the taxes in question;

•	rights that any governmental entity may have to purchase or order the sale of any of our property upon payment of reasonable compensation;

•	rights that any governmental entity may have to terminate any of our franchises, licenses or other rights or to regulate our property and business;

•
Liens that we do not assume or on which we do not customarily pay interest and that exist on real estate or other rights we acquire for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

•
easements or reservations in our property for roads, pipelines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other similar purposes and zoning ordinances, regulations and restrictions that do not impair the use of the property in the operation of our business; and

•	any extensions, renewals, substitutions or replacements of the above-described Liens or any debt secured by these Liens if both:

•	the amount of debt secured by the new Lien and not otherwise permitted does not exceed the principal amount of debt so secured at the time of the renewal or refunding; and

•	the new Lien is limited to the property (plus any improvements) secured by the original Lien.

In addition, without securing the Debt Securities as described above, we may issue, assume or guarantee debt that the Lien covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding debt that the Lien covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed a “basket” equal to 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired debt as described below under “—Limitation on Sale/Leaseback Transactions.”

Limitation on Sale/Leaseback Transactions

We have agreed that we will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

•	we could incur debt secured by a Lien on the Principal Property that is the subject of that Sale/Leaseback Transaction;

•	the Attributable Debt subject to that Sale/Leaseback Transaction would be in an amount permitted under the “basket” described above under “—Limitation on Liens”;

•	the proceeds of that Sale/Leaseback Transaction are used for our business and operations; or

•
within the period ending 12 months after the closing of the Sale/Leaseback Transaction, we apply the net proceeds of the Sale/Leaseback Transaction to the voluntary retirement of any Debt Securities issued under the Indenture or Funded Indebtedness (other than Funded Indebtedness that we hold or that is subordinate in right of payment to any Debt Securities issued under the Indenture).

    Glossary

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents), discounted from the respective due dates thereof at the weighted average of the rates of interest (or yield to maturity, in the case of Debt Securities originally sold at a discount) borne by the Debt Securities then outstanding under the Indenture, compounded annually.

“Consolidated Net Tangible Assets” means (1) the total amount of assets (less applicable reserves and other properly deductible items) that under generally accepted accounting principles, or GAAP, would be included on a consolidated balance sheet of ours and our subsidiaries after deducting therefrom (A) all current liabilities, provided, however, that there will not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same has not been finally determined, (B) appropriate allowance for minority interests in common stocks of subsidiaries and (C) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on the consolidated balance sheet, less (2) the amount which would be so included on the consolidated balance sheet for investments (less applicable reserves) made in subsidiaries.

“Funded Indebtedness” as applied to any Person, means all debt of that Person maturing after, or renewable or extendible at that Person’s option beyond, 12 months from the date of determination.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing debt; provided, however, that the following types of transactions will not be considered for purposes of this definition to result in a Lien: (1) any acquisition by us of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (2) any conveyance or assignment whereby we convey or assign to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (3) any Lien upon any property or assets either owned or leased by us or in which we own an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets (or property or assets with which it is unitized) the payment to that Person or Persons of our proportionate part of the development or operating expenses or (4) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection with the arrangement.

“Non-Recourse Indebtedness” means, at any time, debt incurred after the date of the Indenture by us in connection with the acquisition of property or assets by us or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of that debt and pursuant to applicable law, the recourse at that time and thereafter of the lenders with respect to the debt is limited to the property or assets so acquired, or the construction or improvements, including debt as to which a performance or completion guarantee or similar undertaking was initially applicable to the debt or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which we lease any Principal Property that has been or is to be sold or transferred by us to that Person, other than (1) a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under GAAP, (2) leases between us and one of our principal subsidiaries or between principal subsidiaries, (3) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property and (4) the ground lease for ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

Consolidation, Merger and Sale of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	immediately after giving effect to the transaction, no default or event of default under the Indenture would have occurred and be continuing or would result from the transaction;

•
we are the continuing corporation or, if we are not the continuing corporation, the resulting entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the Debt Securities and the performance of our covenants and obligations under the Indenture and those Debt Securities; and

•	we provide the trustee with a certificate and a legal opinion, each stating that the Indenture permits the transaction.

If we engage in any of these transactions that result in any Principal Property or shares of stock or debt of any principal subsidiary becoming subject to any Lien and unless we are otherwise able to create that Lien, the Indenture provides that the Debt Securities (so long as those Debt Securities are entitled to the protection of the “Limitation on Liens” covenant) will be secured to at least the same extent as the debt that would become secured by the Lien as a result of the transaction.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default for a series of Debt Securities:

•	our failure to pay interest on that series of Debt Securities for 30 days after it becomes due and payable;

•	our failure to pay principal of or any premium on that series of Debt Securities when due;

•
our failure to comply with any of our covenants or agreements for that series of Debt Securities or in the Indenture (other than an agreement or covenant that we have included in the Indenture solely for the benefit of less than all series of Debt Securities) for 60 days after the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities affected by that failure provide written notice to us;

•
the default under any agreement under which we or any subsidiary that owns or leases Principal Property have at the time outstanding debt in excess of $15,000,000 and, if that debt has not already matured, it has been accelerated and the acceleration is not rescinded within 30 days after we receive notice from the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities of a series so long as, prior to the entry of judgment in favor of the trustee for payment of the Debt Securities of that series, we do not cure the default, or the default under the agreement has not been waived;

•	various events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default provided for that series of Debt Securities.

A default under one series of Debt Securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of a series of Debt Securities of any default or event of default (except in any payment on that series of Debt Securities) if the trustee considers it in the interest of the holders of that series of Debt Securities to do so.

If an event of default for any series of Debt Securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by the default (or, in some cases, 25% in principal amount of all Debt Securities affected, voting as one class) may require us to pay on an accelerated basis the principal of and all accrued and unpaid interest on those Debt Securities. The holders of a majority in principal amount of the outstanding Debt Securities of the series affected by the default (or of all Debt Securities affected, voting as one class) may in some cases rescind this accelerated payment requirement.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Debt Securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

The holders of a majority in principal amount of Debt Securities of any series have the right to waive past defaults under the Indenture that relate to that series except for a default in the payment on the Debt Securities or a provision that can only, under the Indenture, be modified or amended if all holders that are affected consent.

In most cases, holders of a majority in principal amount of the outstanding Debt Securities of a series (or of all Debt Securities affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee.

The Indenture requires us to file each year with the trustee a written statement as to our compliance with the covenants contained in the Indenture.

Modification and Waiver

We may amend or supplement the Indenture if the holders of a majority in principal amount of the outstanding Debt Securities of all series that the amendment or supplement affects (acting as one class) consent to it. Without the consent of the holder of each Debt Security affected, however, no modification may:

•	reduce the principal of the Debt Security or change its stated maturity;

•	reduce the rate of or change the time for payment of interest on the Debt Security;

•	reduce any premium payable on the redemption of the Debt Security or change the time at which the Debt Security may or must be redeemed;

•	change any obligation to pay additional amounts on the Debt Security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the Debt Security;

•	impair the holder’s right to convert or exchange any Debt Security;

•	reduce the percentage of principal amount of Debt Securities whose holders must consent to an amendment to or supplement of the Indenture;

•	reduce the percentage of principal amount of Debt Securities necessary to waive compliance with some of the provisions of the Indenture; or

•
modify provisions relating to amendment or waiver, except to increase percentages or to provide that other provisions of the Indenture cannot be amended or waived without the consent of each holder affected.

We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Debt Securities in various circumstances, including:

•	to provide for the assumption of our obligations under the Indenture and the Debt Securities by a successor;

•	to add covenants that would benefit the holders of any Debt Securities or to surrender any of our rights or powers;

•	to provide for the issuance of additional securities, including Debt Securities of a particular series, under the Indenture;

•	to add events of default;

•	to provide any security for or guarantees of any series of Debt Securities;

•	to provide for the form or terms of any series of Debt Securities;

•	to appoint a successor trustee or to provide for the administration of the trusts under the Indenture by more than one trustee;

•	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect the interests of the holders of outstanding Debt Securities of any series;

•
to make any change to the extent necessary to permit or facilitate defeasance or discharge of any series of Debt Securities that does not adversely affect the interests of the holders of outstanding Debt Securities of any series; or

•	to make any change that does not affect the rights of any holder.

The holders of a majority in principal amount of the outstanding Debt Securities may waive our obligations to comply with various covenants, including those relating to:

•	our obligation to secure the Debt Securities in the event of mergers, consolidations and sales of assets;

•	corporate existence; and

•	the restrictions on Liens and Sale/Leaseback Transactions.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the trustee funds or government securities the maturing principal and interest of which is sufficient to make payments on the Debt Securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	“legal defeasance,” which means that we will be discharged from our obligations with respect to the Debt Securities of that series; or

•
“covenant defeasance,” which means that we will no longer have any obligation to comply with the restrictive covenants under the Indenture and any other restrictive covenants that apply to that series of the Debt Securities, and the related events of default will no longer apply to us.

If we defease a series of Debt Securities, the holders of the Debt Securities of the series affected will not be entitled to the benefits of the Indenture, except for our obligations to pay additional amounts, if any, to provide temporary Debt Securities, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities or to maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the Debt Securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Governing Law

New York law governs the Indenture and the Debt Securities.

Trustee

The Indenture contains limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on property received for those claims, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the Debt Securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debt Securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Holders may exchange Debt Securities of any series for other Debt Securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Debt Securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee as security registrar for the Debt Securities. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of Debt Securities.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any Debt Security either:

•	during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of that notice; or

•	if we have called the Debt Security for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, payments on the Debt Securities will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, for global Debt Securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the Debt Security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, we will designate the trustee as our paying agent for payments on Debt Securities issued under the Indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money they are holding for payments on the Debt Securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities

We may issue the Debt Securities of a series in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global Debt Securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global Debt Security.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue a total of 400,000,000 shares of all classes of stock. Of those authorized shares, 300,000,000 are shares of Common Stock, par value $0.01 per share, 60,473,481 shares of which were outstanding as of December 17, 2002, and 100,000,000 are shares of Preferred Stock, par value $0.01 per share. Of the Preferred Stock, there are 20,000,000 shares designated as Series A Convertible Preferred Stock, of which 19,946,448 shares were outstanding as of December 17, 2002, 30,000,000 shares designated as Series B Convertible Preferred Stock, none of which was outstanding, and 1,000,000 shares designated as Series C Preferred Stock, none of which was outstanding.

The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the shareholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation and by-laws for additional information.

Common Stock

As of December 17, 2002, there were approximately 13,210 holders of record. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Subject to any preferential rights of any prior ranking class or series of capital stock, including the Preferred Stock, holders of shares of Common Stock are entitled to receive dividends on that stock, payable either in cash, property or shares out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders in the event of liquidation, dissolution or winding-up. Subject to various exceptions, we will not be able to pay any dividend or make any distribution of assets on shares of our Common Stock until we pay dividends on any shares of Preferred Stock then outstanding with dividend or distribution rights senior to our Common Stock. Dividends on our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are not cumulative.

Holders of our Common Stock are entitled to one vote per share on all matters voted on by our shareholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that holders of more than one-half of the outstanding shares of our voting securities will be able to elect all of the directors then standing for election and holders of the remaining shares will not be able to elect any director.

Our board of directors may make rules and regulations concerning the transfer of shares of our Common Stock from time to time, in accordance with our by-laws.

Holders of our Common Stock will have no conversion, sinking fund or redemption rights.

Some provisions of the Oklahoma General Corporation Act, our certificate of incorporation and our by-laws may discriminate against holders of a substantial amount of the shares of our Common Stock. Similarly, some provisions of our certificate of incorporation and our by-laws may have the effect of delaying, deferring or preventing a change-in-control with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets.

Shareholder Rights Agreement

Under Oklahoma law, every corporation may create and issue rights entitling the holders of those rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of those rights.

In 1997, we entered into a Shareholder Rights Agreement. As with most shareholder rights agreements, the terms of our Shareholder Rights Agreement are complex and not easily summarized, particularly as they relate to the acquisition of our Common Stock and to exercisability. This summary, which summarizes the material provisions of the Shareholder Rights Agreement, may not contain all of the information that is important to you. Accordingly, you should carefully read our Shareholder Rights Agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Our Shareholder Rights Agreement provides that each share of our Common Stock outstanding as of November 26, 1997 and issued between that date and a date determined pursuant to the Shareholder Rights Agreement, will have one right to purchase one one-hundredth of a share of Preferred Stock, designated as Series C Preferred Stock, attached to it, at a purchase price of $40 per one one-hundredth of a share of Preferred Stock, subject to adjustment, as described below.

Initially, the rights under our Shareholder Rights Agreement are attached to outstanding certificates representing our Common Stock and no separate certificates representing the rights will be distributed. The rights will separate from our Common Stock and be represented by separate certificates on the earlier of the first date someone acquires beneficial ownership (as defined in the Shareholder Rights Agreement) of 15% or more of our outstanding Common Stock, subject to various exceptions, or approximately 10 days after someone commences or indicates an intent to commence a tender offer or exchange offer for 15% of our Common Stock. The person or group that acquires or indicates an intent to acquire stock as described in the immediately preceding sentence is referred to as an acquiring person.

Our Shareholder Rights Agreement specifically excludes as an acquiring person, among others,

•
any member of the shareholder group (which consists of Westar Energy, any Westar Energy affiliate and any person with whom Westar Energy or any of its affiliates is part of a partnership, limited partnership, syndicate or other group of persons acquiring, holding, voting or disposing of any voting securities which would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D with the Securities and Exchange Commission) but only to the extent of shares of our Common Stock held or acquired by the shareholder group member in accordance with the Shareholder Agreement with Westar Energy and provided that this exemption permanently expires when the ownership percentage of Westar Energy and its affiliates first falls below 10%, which ownership percentage is determined by calculating the voting power represented by all of our securities beneficially owned by Westar Energy and its affiliates after giving effect to the conversion of all convertible securities into shares of our Common Stock or other voting securities; and

•
any transferee who acquires beneficial ownership of shares of our Common Stock from the shareholder group pursuant to provisions of the Shareholder Agreement with Westar Energy or who acquires beneficial ownership of less than 5% of our Common Stock in a public offering pursuant to the Shareholder Agreement, but only to the extent of shares of our Common Stock acquired in accordance with the terms of the Shareholder Agreement. The transferee will be considered an acquiring person upon the concurrent or subsequent acquisition by that transferee, or its affiliates or associates, of any additional shares of our Common Stock if, after giving effect to the acquisition, and taking into account all shares beneficially owned by the transferee including the shares acquired from the shareholder group, the transferee would be considered an acquiring person but for this summarized provision.

All shares of our Common Stock issued prior to the date the rights separate from the Common Stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the Common Stock. The rights will expire on November 26, 2007, unless we redeem or exchange them at an earlier time or upon the consummation of specified transactions.

If a person or group becomes an acquiring person, then each right not owned by that acquiring person or its affiliates, associates or transferees, will entitle its holder to purchase, within specified time periods and at the right’s then current purchase price, shares of our Common Stock (or, in limited circumstances, one one-hundredths of a share of Preferred Stock) as equals the result obtained by:

•
multiplying the then current purchase price by the then number of one one-hundredths of a share of our preferred stock for which a right was exercisable immediately prior to the first occurrence of a person or group becoming an acquiring person; and

•	dividing that product by 50% of the then current per share market price of our Common Stock on the date of the first occurrence.

If, after a person or group becomes an acquiring person, and:

•	we are involved in a merger or consolidation with an interested shareholder or with any other person in a case where all holders of our Common Stock are not treated alike; or

•
we sell or transfer more than 50% of our assets or earning power to an interested stockholder or other person or, to any other person in a case where all holders of our Common Stock are not treated alike, each right will entitle the holder to purchase, at the right’s then current purchase price, shares of Common Stock of the acquiring company as equal the result obtained by:

•	multiplying the then current purchase price by the number of one one-hundredths of a share of our Preferred Stock for which a right is then exercisable; and

•	dividing the product by 50% of the then current per share market price of the Common Stock of the acquiring company.

We may, at our option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights for our Common Stock (or shares of our other equity securities, including one one-hundredths of a share of Preferred Stock, with equivalent rights and privileges as our Common Stock) at an exchange ratio of one share of our Common Stock per right, subject to adjustment, until the time that any person, together with its affiliates and associates, has become the beneficial owner of 50% or more of our outstanding Common Stock.

Our board of directors may, at its option, redeem all of the outstanding rights under our Shareholder Rights Agreement prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding stock or (2) the final expiration date of the rights. The redemption price under our Shareholder Rights Agreement is $0.005 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Holders of rights will have no rights as our stockholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

Our Shareholder Rights Agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the shareholders. In addition, the rights should not interfere with a proxy contest.

Preferred Stock

Our board of directors is authorized to issue shares of Preferred Stock, in one or more series or classes, and to fix for each series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or redemption, as are permitted by Oklahoma law and as are stated in the resolution or resolutions adopted by the board providing for the issuance of shares of that series or class.

One series of Preferred Stock, designated Series A Convertible Preferred Stock, is outstanding. In addition, our board has authorized a series designated as Series B Preferred Stock, and a series designated as Series C Preferred Stock which relates to our Shareholder Rights Agreement. Our board of directors may authorize one or more new series of Preferred Stock for issuance, the particular terms of which will be described in a prospectus supplement. The following is a description of the authorized series of our Preferred Stock and a description of certain general terms and provisions of any new series of our Preferred Stock. The following summary of terms of our Preferred Stock is not complete. You should refer to the provisions of our certificate of incorporation and the certificate of amendment relating to each series of the Preferred Stock, which will be filed with the Securities and Exchange Commission at or prior to the time of issuance of the particular series of Preferred Stock.

Series A Convertible Preferred Stock and Series B Convertible Preferred Stock

Designation and Amount. There are 20,000,000 shares of Series A Convertible Preferred Stock and 30,000,000 shares of Series B Convertible Preferred Stock authorized. All outstanding shares of Series A Convertible Preferred Stock are currently held by Westar Energy and its affiliates and all of those shares are fully paid and nonassessable. There are no currently outstanding shares of Series B Convertible Preferred Stock. The previously outstanding shares of Series B Convertible Preferred Stock were owned by Westar Energy and its affiliates. We reacquired those shares in accordance with the Shareholder Agreement with Westar Energy described below. Shares of Series B Convertible Preferred Stock could be issued in the future to Westar Energy or its affiliates as provided in the Shareholder Agreement. Dividends on Series A Convertible Preferred Stock are not cumulative and dividends on Series B Convertible Preferred Stock, if issued, would not be cumulative.

Rank. With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of affairs, the Convertible Preferred Stock ranks senior to shares of our Common Stock, or any class of our equity securities that by its terms is junior to the Convertible Preferred Stock, and will not rank junior with respect to any class or series of Preferred Stock that we may issue, unless the holders of 66-2/3% of the outstanding shares of the Convertible Preferred Stock consent to the creation of the class or any security convertible into shares of that class or series. We have agreed not to create, authorize or reclassify any authorized stock into any class of capital stock ranking prior to the Convertible Preferred Stock.

Dividends. We will pay or declare preferential cash dividends quarterly on each share of Convertible Preferred Stock but those dividends are not cumulative to the extent they are not paid on any dividend payment date. If we do not pay dividends on the Convertible Preferred Stock on the dividend payment date for any dividend period, dividends will not be subsequently paid for that dividend period.

The dividend amount on each share of Series A Convertible Preferred Stock will be equal to 2.5 times the dividend amount declared on each share of our Common Stock for that dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. In no event, however, will the aggregate annual dividend amount payable per share of Series A Convertible Preferred Stock be less than $1.80 per share.

The dividend amount on each share of Series B Convertible Preferred Stock will be equal to 2.5 times the dividend amount declared on each share of our Common Stock for each dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. In no event, however, will the aggregate annual dividend amount declared on each share of Series B Convertible Preferred Stock be less than $1.80 per share.

Liquidation Preference. The liquidation preference per share of Convertible Preferred Stock will be equal to that payable per share of our Common Stock, as adjusted appropriately to reflect any stock split or similar events, assuming the conversion of all outstanding shares of Convertible Preferred Stock immediately prior to the event triggering the liquidation preference, plus any dividends then due with respect to the Convertible Preferred Stock.

Neither our merger or consolidation into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a liquidation preference, unless that voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of our business.

Redemption. We have no right to redeem any shares of Convertible Preferred Stock.

Conversion Rights. After the occurrence of a regulatory change (which means that either the Public Utility Holding Company Act of 1935 has been repealed, modified, amended or otherwise changed, or Westar Energy has received or is entitled to an exemption under that act or has registered under that act so that Westar Energy may fully and legally exercise its rights under the Shareholder Agreement described below), holders of shares of Convertible Preferred Stock will have the right, at their option, to convert each share into two fully paid and nonassessable shares of our Common Stock, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. Conversion will, however, be automatic and mandatory upon the transfer of the beneficial ownership of any share of Convertible Preferred Stock to any person other than Westar Energy or its affiliates. Mandatory conversion will be at the same rate of exchange as that applicable to an optional conversion.

We have agreed that we will have at all times reserved and kept available, out of our authorized and unissued stock, shares of our Common Stock in an amount sufficient for the conversion of all shares of Convertible Preferred Stock then outstanding.

Anti-dilution Provisions. The number of shares of our Common Stock into which each share of Convertible Preferred Stock is convertible, the dividend amount payable on each share of Convertible Preferred Stock, and the liquidation preference attached to each share of Convertible Preferred Stock will be subject to adjustments for stock splits, stock dividends, reverse stock splits or any transaction with comparable effect upon our Common Stock.

Voting Rights. Holders of shares of Convertible Preferred Stock will be entitled to vote together with holders of shares of our Common Stock, as a single class, with respect to:

•
any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to:

•	the control share acquisition statute; or

•	any other provisions that are substantially similar to the control share acquisition statute;

•	any proposal relating to the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes; and

•	any transaction or series of transactions that, if consummated, would constitute a change-in-control.

With respect to those matters, each share of Convertible Preferred Stock will carry a number of votes equal to the number of votes carried by the number of shares of our Common Stock issuable upon conversion of one share of Convertible Preferred Stock.

Holders of Convertible Preferred Stock will not be entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than the foregoing and other than as required by law.

Potential Anti-Takeover Effects of the Convertible Preferred Stock. The issuance of our Common Stock into which the Convertible Preferred Stock is convertible or exchangeable, together with the provisions of the Shareholder Agreement that we entered into with Westar Energy that are described below, may have anti-takeover implications. The combined effect of these issuances and the Shareholder Agreement may be to discourage or render more difficult a merger, tender offer or proxy contest involving us, or to deter a third party from seeking to acquire control of us.

Series C Preferred Stock

In connection with our Shareholder Rights Agreement, our board of directors established a series of preferred stock, designated as Series C Preferred Stock. Holders of the Series C Preferred Stock are entitled to receive, in preference to the holders of our Common Stock, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or those other dates as our board of directors deems appropriate, in an amount per share equal to the greater of $1 or subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in our Common Stock, payable on our Common Stock. The Series C Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders and during a certain dividend default period, holders of the Series C Preferred Stock have other special voting rights. If we liquidate, dissolve or wind up our affairs, holders of Series C Preferred Stock are entitled to priority over the holders of shares of our Common Stock or other junior ranking stock.

For each share of our Common Stock the holder has the right to purchase one one-hundredth of a share of Series C Preferred Stock upon the happening of change-in-control and similar transactions as described in the Shareholder Rights Agreement.

Other Series of Preferred Stock

Our board of directors may authorize one or more new series of Preferred Stock for issuance, the particular terms of which will be described in a prospectus supplement. The following is a description of certain general terms and provisions of our Preferred Stock.

Dividends. Holders of a new series of Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates as set forth in the related prospectus supplement.

Liquidation. In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of new series of Preferred Stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of Common Stock. If the amounts payable with respect to Preferred Stock are not paid in full, the holders of that series of Preferred Stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of the new Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets.

Redemption and Sinking Fund. No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Conversion Rights. Shares of a new series of Preferred Stock may be convertible or exchangeable into another series of our Preferred Stock, our Common Stock or other securities or property. The certificate of amendment to our certificate of incorporation and the prospectus supplement relating to that series of convertible Preferred Stock, if any, will describe those conversion rights.

Voting Rights. Except as indicated in the prospectus supplement, the holders of a new series of Preferred Stock will not be entitled to vote.

Miscellaneous. Shares of Preferred Stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and will be available for subsequent issuance. We may not repurchase or redeem less than all the Preferred Stock, pursuant to a sinking fund or otherwise, while there are any dividends in arrears on the Preferred Stock. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions we may enter into.

No Other Rights. The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related prospectus supplement, our certificate of incorporation or any certificate of amendment or as otherwise required by law.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities, convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock. Under the Shareholder Agreement, however, the shareholder group has top-up rights to acquire additional shares of our stock in limited circumstances described below.

Shareholder Agreement

We are party to a Shareholder Agreement with Westar Energy. The following description is a summary of the material provisions of our Shareholder Agreement. You should refer to the Shareholder Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, for additional information.

Standstill

The Shareholder Agreement provides, among other things, that Westar Energy and its affiliates are prohibited from taking various actions, including, without limitation:

•
prior to the occurrence of a regulatory change, the acquisition of our voting securities that would cause the shareholder group to have securities representing more than 9.9% of our total outstanding voting power;

•
at any time, the acquisition of securities that would cause the shareholder group’s total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) to exceed the maximum ownership percentage, which is a total ownership percentage of 45%, less the voting power represented by all voting securities transferred by the shareholder group during the term of the Shareholder Agreement represented by any shares of Convertible Preferred Stock converted into shares of our Common Stock contemporaneously with the transfer pursuant to the Shareholder Agreement;

•	the deposit of our equity securities in a voting trust or subjecting of those equity securities to any similar arrangement or proxy with respect to the voting of those equity securities;

•	the commencement of a merger, acquisition or other business combination transaction relating to us; and

•	engagement in any other action, either alone or in concert with others, to seek to control or influence our management, board of directors or policies.

Top-Up Rights

In the event that the shareholder group’s ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) falls below the maximum ownership percentage, Westar Energy has rights to acquire additional equity securities to restore the maximum ownership percentage of the shareholder group to the maximum ownership percentage. Westar Energy may exercise those rights:

•
by purchasing our Common Stock in the open market or otherwise (and, to the extent those purchases would cause the shareholder group’s voting ownership percentage to exceed 9.9% prior to a regulatory change, exchanging each of those shares for one half of a share of Series B Convertible Preferred Stock issued by us, subject to adjustment to reflect any stock split, combination or similar transaction);

•
in some events where the reduction in the shareholder group’s total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) is caused by a dilutive issuance of our securities, by requiring us to issue to Westar Energy at the issue price per share of the dilutive issuance, prior to a regulatory change, additional shares of our

Common Stock and, to the extent that issuance would cause the shareholder group’s voting ownership percentage to exceed 9.9%, Series B Convertible Preferred Stock sufficient to restore the shareholder group’s total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) to the maximum ownership percentage; or

•
in the case of a dilutive issuance that is the result of an acquisition or other business combination transaction, by merger or otherwise, by requiring us to issue to Westar Energy shares of our Common Stock sufficient to restore the shareholder group’s total ownership percentage to the maximum ownership percentage minus 10%.

Restrictions on Transfer

During the term of the Shareholder Agreement, the shareholder group is prohibited, without the prior written consent of a majority of our independent directors, from transferring any of our equity securities except:

•	transfers of equity securities representing voting power of less than 5% provided that the transferee does not have a voting ownership percentage of 5% or more immediately prior to the transfer;

•	in a bona fide underwritten public offering pursuant to the Registration Rights Agreement that we entered into with Westar Energy;

•	pursuant to a pro rata distribution to Westar Energy’s shareholders; and

•
pursuant to a procedure that permits Westar Energy to transfer equity securities representing 5% or more of our voting power, provided that we have been given notice thereof, and have failed, within a specified period of time, to purchase from Westar Energy the equity securities proposed to be sold at a cash purchase price per share equal to 98.5% of the then current market price for our Common Stock.

In addition, in the case of a bona fide third party tender offer for securities, Westar Energy may tender into that offer a proportionate amount of its equity securities.

Voting

During the term of the Shareholder Agreement, Westar Energy has agreed to vote, and to cause each of its affiliates to vote, all voting securities that it owns as follows:

•	with respect to the election of directors, Westar Energy will vote its voting securities in favor of the election of all candidates for director nominated by our board of directors;

•
with respect to any proposal initiated by any of our shareholders relating to the redemption of the rights issued pursuant to the Shareholder Rights Agreement or any modification of the Shareholder Rights Agreement (other than nonbinding precatory resolutions), Westar Energy will, and will cause each member of the shareholder group to, vote all voting securities beneficially owned by Westar Energy or any member of the shareholder group in accordance with the recommendation of our board;

•
with respect to transactions constituting a change-in-control or with respect to any proposal relating to the opt-out amendment, Westar Energy may vote any or all of the voting securities and Convertible Preferred Stock (which, as described above, has the right in such circumstances to vote together with our Common Stock on a two votes per share basis, as adjusted to reflect our recent stock split and subject to adjustment to reflect any further stock split or similar events) held by the shareholder group in its sole discretion;

•
with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the opt-out amendment or would reasonably cause us to become subject to the control share acquisition statute or any other provisions that are substantially similar to the control share acquisition statute, Westar Energy or any member of the shareholder group has the right to abstain or vote against such amendment; and

•	with respect to all other matters,

•	prior to the occurrence of a regulatory change, Westar Energy may vote any voting securities held by the shareholder group in Westar Energy’s sole discretion; and

•
after the occurrence of a regulatory change, Westar Energy may vote in its sole discretion up to 9.9% of our outstanding voting power and Westar Energy must vote any other voting securities owned by it in the same proportion as all voting securities voted on the other matter are voted by our other shareholders.

Board Representation

Prior to a regulatory change, Westar Energy is entitled to designate two members of our Board of Directors. After a regulatory change, subject to transition provisions, Westar Energy is entitled to designate up to one-third of our Board of Directors.

Term; Buy/Sell Option

The Shareholder Agreement terminates if, among other things:

•
our quarterly dividend on our Common Stock falls below $0.15 per share (as adjusted to reflect any stock split or similar events) in any five quarters or we fail to pay the stated quarterly dividend on any series of Convertible Preferred Stock in any five quarters;

•	the shareholder group’s total ownership percentage falls below 9.9% at any time; or

•	the shareholder group’s total ownership percentage falls below 30% at any time after November 26, 2012, which is the 15th anniversary of the signing of the Shareholder Agreement.

In addition, on the 15th and each subsequent anniversary of the signing of the Shareholder Agreement, each of Westar Energy and us, on behalf of our shareholders, has the right to buy from or sell to the other, by purchase, sale or credible tender offer, as appropriate, all outstanding shares of our capital stock beneficially owned by the selling party (which, in our case, means our shareholders other than Westar Energy and the shareholder group). In addition, if at any time after the occurrence of a regulatory change, we believe in good faith that Westar Energy’s regulatory status as modified by that regulatory change would place an unreasonable restriction on the implementation of strategic business plans, we may immediately initiate our buy/sell rights.

Registration Rights Agreement

In 1997, we entered into a Registration Rights Agreement that enables Westar Energy to require that we register its shares of our Common Stock, including shares of our Common Stock obtained upon conversion of its shares of Convertible Preferred Stock, under the Securities Act of 1933. Under the Registration Rights Agreement, Westar Energy is entitled, subject to the conditions set forth therein, to:

•	demand registration rights, whereby Westar Energy can require us to file a registration statement under the Securities Act of 1933 registering its shares of our Common Stock; and

•
piggy-back registration rights, whereby Westar Energy can require that we include any or all of its shares of our Common Stock in a registration statement that we have proposed to file under the Securities Act of 1933.

Oklahoma Law

Oklahoma Takeover Statute

We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date that person became an interested shareholder, unless:

•
prior to the date that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•
upon consummation of the transaction that resulted in the interested shareholder’s becoming an interested shareholder, the interested shareholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•
on or subsequent to the date of the transaction in which that person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder.

Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, transfer, pledge or other disposition involving an interested shareholder of 10% or more of the assets of the corporation;

•	subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of Section 1090.3, the term “corporation” also includes our majority-owned subsidiaries. In addition, Section 1090.3, defines an “interested shareholder” as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

Oklahoma Control Share Act

Our certificate of incorporation provides that we are not subject to the Oklahoma Control Share Act. With exceptions, this act prevents holders of more than 20% of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the Oklahoma Control Share Act in the future, this provision may delay the time it takes anyone to gain control of us.

Certificate of Incorporation and By-laws

Exculpation

Our certificate of incorporation provides that our directors and officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

•	the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

•	the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	the director served at the time of payment of an unlawful dividend or an unlawful stock purchase or redemption, unless the director was absent at the time the action was taken; or

•	the director or officer derived an improper personal benefit from the transaction.

Indemnification

We will generally indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

•	is or was our director, officer, employee or agent; or

•	while our director, officer, employee or agent is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act of 1933 are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act of 1933 and are unenforceable.

Shareholder Action; Special Meeting of Shareholders

Our certificate of incorporation eliminates the ability of our shareholders to act by written consent. Our by-laws provide that special meetings of our shareholders may be called only by a majority of the members of our board of directors.

Advance Notice Requirements for Shareholder Proposals

At any meeting of our shareholders, the only business that shall be brought before the meeting is that which is brought:

•	pursuant to our notice of meeting;

•	by or at the discretion of our board of directors; or

•	by any of our shareholders of record at the time the notice is given, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth herein.

For business to be properly brought before a meeting by a shareholder pursuant to the immediately preceding clause, the shareholder must have given timely notice in writing to our secretary. To be timely as to an annual meeting of shareholders, a shareholder’s notice must be received at our principal executive offices not less than 120 calendar days before the date our proxy statement is released to shareholders in connection with the previous year’s annual meeting; provided however, that if the date of the meeting is changed by more than 30 days from the date of the previous year’s meeting, notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of that date was made. To be timely as to a special meeting of shareholders, a shareholder notice must be received not later than the call of the meeting as provided in our by-laws. The shareholder notice shall set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of and the reasons for proposing the matter at the meeting;

•	the name and address, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and number of shares that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made; and

•	any material interest of the shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made, in the proposal.

These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders.

Higher Vote for Some Business Combinations and Other Actions

Subject to various exceptions, including acquiring 85% of the outstanding shares less shares owned by related persons in a single transaction, a business combination (including, but not limited to, a merger or consolidation, the sale, lease, exchange, transfer or other distribution of our assets in excess of $5,000,000, various issuances and reclassifications of securities and the adoption of a plan or proposal for liquidation or dissolution) with or upon a proposal by a related person, who is a person that is the direct or indirect beneficial owner of more than 10% of the outstanding voting shares of our stock (subject to various exceptions), and any affiliates of that person, shall require, in addition to any approvals required by law, the approval of the business combination by either:

•	a majority vote of all of the independent directors; or

•
the holders of at least 66 2/3% of the outstanding shares otherwise entitled to vote as a single class with the Common Stock to approve the business combination, excluding any shares owned by the related person.

In addition, our certificate of incorporation provides that our by-laws may only be adopted, amended or repealed by a majority of the board of directors or by 80% of our shareholders, voting as a class. Our certificate of incorporation also requires the affirmative vote of 80% of our shareholders to amend, repeal or adopt provisions in our certificate of incorporation relating to, among other things,

•	the number of directors and the manner of electing those directors, including the election of directors to newly created directorships;

•	provisions relating to changes in the by-laws;

•	a director’s personal liability to us or our shareholders;

•	shareholder ratification of various contracts, transactions and acts; and

•	voting requirements for approval of business combinations.

Transactions with Interested Parties

Our certificate of incorporation provides that, in the absence of fraud, no contract or other transaction will be affected or invalidated by the fact that any of our directors are in any way interested in or connected with any other party to the contract or transaction or are themselves parties to the contract or transaction, provided that the interest is fully disclosed or otherwise known to our board of directors at the meeting of the board at which the contract or transaction is authorized or confirmed, and provided further that a quorum of disinterested directors is present at the meeting of our board of directors authorizing or confirming the contract or transaction and the contract or transaction is approved by a majority of the quorum, and no interested director votes on the contract or transaction. Any contract, transaction or act entered into or taken by us or our board or any committee thereof that is ratified by a majority of a quorum of the shareholders having voting power at any annual meeting, or any special meeting called for that purpose, will be valid and binding as though ratified by all of our shareholders. Any director may vote upon any contract or other transaction between us and any subsidiary corporation without regard to the fact that he is also a director of that subsidiary corporation. No contract or agreement between us and any other corporation or party that owns a majority of our capital stock or any subsidiary of that other corporation shall be made or entered into without the affirmative vote of a majority of the whole board of directors at a regular meeting of the board.

Transfer Agent and Registrar

The current transfer agent and registrar for our Common Stock and our Preferred Stock is UMB Bank, N.A., Kansas City, Missouri.

DESCRIPTION OF STOCK PURCHASE
CONTRACTS AND STOCK PURCHASE UNITS

We may issue Stock Purchase Contracts, including contracts that obligate holders to purchase from us, and obligate us to sell to these holders, a specified number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase

Contract and either debt securities or debt obligations of third parties, including United States Treasury securities, that are pledged to secure the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and these payments may be unsecured or prefunded on some basis. The Stock Purchase Contacts may require holders to secure their obligations under these Stock Purchase Contracts in a specified manner.

A prospectus supplement will summarize material terms of any Stock Purchase Contracts or Stock Purchase Units being offered. The description in the prospectus supplement will refer to the forms of Stock Purchase Contracts. Material United States federal income tax considerations applicable to the Stock Purchase Units and Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the Securities offered under this prospectus through underwriters, agents or dealers or directly to purchasers.

Underwriters

If underwriters are used in the sale of the Securities, the underwriters will acquire the Securities sold for their own account. The underwriters may resell those Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the Securities will be subject to various conditions. The underwriters in an underwritten offering will be obligated to purchase all the offered Securities if any are purchased. If a dealer is used in the sale, ONEOK will sell the Securities to the dealer as principal. The dealer may then resell the Securities at varying prices determined at the time of resale.

Agents and Direct Sales

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under a contract will be subject only to the condition that the purchase of the offered Securities at the time of delivery is allowed by any laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

General Information

Underwriters, dealers and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities.

The Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for ONEOK. Any remarketing firm will be identified and the terms of its agreement, if any, with ONEOK and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the Securities remarketed thereby.

Each series of Securities will be a new issue, and other than the Common Stock, which is listed on the New York stock exchange, will have no established trading market. We may decide to list any series of Securities on a securities exchange, or in the case of the Common Stock, on any additional exchange. However, we will not be obligated to list Securities on an exchange unless stated otherwise in a prospectus supplement. We cannot give any assurances to you concerning the liquidity of any Security offered under this prospectus.

Agents, underwriters or dealers and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of business.

LEGAL MATTERS

Various legal matters, including the validity of the Securities, will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Any underwriters or agents will be advised about other issues relating to any offering by Jones Day, Chicago, Illinois. Jones Day will pass only on questions of New York and federal law. Jones Day from time to time acts as counsel to ONEOK.

EXPERTS

The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2001, 2000 and 1999, and for the years ended December 31, 2001 and 2000, the year ended August 31, 1999 and the four months ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in accounting for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000, and to the restatement of the consolidated statements of cash flows for the years ended December 31, 2001 and 2000 and the four months ended December 31, 1999.

12,000,000 Shares

ONEOK, INC.

Common Stock

PROSPECTUS SUPPLEMENT

January     , 2003

Banc of America Securities LLC

UBS Warburg

JPMorgan

Wachovia Securities

A.G. Edwards & Sons, Inc.